Exhibit 99.3

Report of Independent Registered Public Accounting Firm

To the Stockholders, Board of Directors and Audit Committee

The First Bancshares, Inc.

Hattiesburg, Mississippi

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of The First Bancshares, Inc. (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of income, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 29, 2024, expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.

We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

Allowance for Credit Losses

The Company’s loan portfolio totaled $5.17 billion as of December 31, 2023, and the allowance for credit losses on loans was $54 million. The Company’s unfunded loan commitments totaled $866 million, with an allowance for credit loss of $2.1 million. Together these amounts represent the allowance for credit losses (“ACL”).

As more fully described in Notes B, E and Q to the Company’s consolidated financial statements, the Company estimates its exposure to expected credit losses as of the balance sheet date, for existing financial instruments held at amortized cost, and off-balance sheet exposures, such as unfunded loan commitments, letters of credit and other financial guarantees that are not unconditionally cancellable by the Company.

The determination of the ACL requires management to exercise significant judgment and consider numerous subjective factors, including determining qualitative factors utilized to adjust historical loss rates, loan credit risk grading and identifying loans requiring individual evaluation among others. As disclosed by management, different assumptions and conditions could result in a materially different amount for the estimate of the ACL.

We identified the valuation of the ACL as a critical audit matter. Auditing the ACL involved a high degree of subjectivity in evaluating management’s estimates, such as evaluating management’s identification of credit quality indicators, grouping of loans determined to be similar into pools, estimating the remaining life of loans in a pool, assessment of economic conditions and other environmental factors, evaluating the adequacy of specific allowances associated with individually evaluated loans and assessing the appropriateness of loan credit risk grades.

The primary procedures we performed as of December 31, 2023, to address this critical audit matter included:

•	Testing the design and operating effectiveness of controls, including those related to technology, over the allowance for credit losses including:

○	loan data completeness and accuracy,

○	classifications of loans by loan segment,

○	verification of historical net loss data and calculated net loss rates,

○	the establishment of qualitative adjustments,

○	credit ratings and risk classification of loans,

○	establishment of specific reserves on individually evaluated loans,

○	and management’s review and disclosure controls over the allowance for credit losses;

•	Testing of completeness and accuracy of the information utilized in the allowance for credit losses;

•	Testing the allowance for credit losses model’s computational accuracy;

•	Evaluating the qualitative adjustments, including assessing the basis for the adjustments and the reasonableness of the significant assumptions;

•	Testing the loan review function and evaluating the accuracy of loan credit ratings;

•	Evaluating the reasonableness of specific allowances on individually evaluated loans;

•	Evaluating the overall reasonableness of assumptions used by management considering the past performance of the Company;

•	Evaluating the disclosures in the consolidated financial statements.

Acquisition

As described in Note C to the Company’s consolidated financial statements, the Company consummated the acquisition of Heritage Southeast Bancorporation, Inc. and its wholly-owned subsidiary, Heritage Bank, resulting in goodwill of approximately $91.9 million being recognized on the Company’s consolidated balance sheet. As part of the acquisition, management assessed that the acquisition qualified as a business combination and all identifiable assets and liabilities acquired were valued at fair value as part of the purchase price allocation as of the acquisition date. The identification and valuation of such acquired assets and assumed liabilities requires management to exercise significant judgment. Management utilized outside vendors to assist with estimating the fair value.

We identified the consummated acquisition and the valuation of acquired assets and assumed liabilities as a critical audit matter. Auditing the acquired assets and assumed liabilities and other acquisition-related considerations involved a high degree of subjectivity in evaluating management’s fair value estimates and purchase price allocations.

The primary procedures we performed to address this critical audit matter included:

•	Obtained and read the executed Agreement and Plan of Merger documents to gain an understanding of the underlying terms of the consummated acquisition;

•	Testing the design and operating effectiveness of controls including:

○	Evaluating the significant assumptions used for valuing significant assets and liabilities assumed;

•

Assessed management’s application of accounting guidance related to the business combination and management’s determination of whether the transaction was an acquisition of a business as defined within the ASC 805, Business Combinations, framework;

•

Assessed the completeness and accuracy of management’s purchase accounting model, including the balance sheet acquired and related fair value purchase price allocations made to identified assets acquired and liabilities assumed;

•

Obtained and evaluated significant outside vendor valuation estimates, and challenging management’s review of the appropriateness of the valuations including but not limited to, testing critical inputs, assumptions applied and valuation models utilized by the outside vendors;

•	Utilized internal valuation specialists to assist with testing the related fair value estimates;

•	Tested the completeness and accuracy of management’s calculation of total consideration paid;

•	Tested the accuracy of the goodwill calculation resulting from the acquisition, which was the difference between the total consideration paid and the fair value of the net assets acquired;

•	Read and evaluated the adequacy of the disclosures made in the notes to the Company’s consolidated financial statements.

/s/ FORVIS, LLP

We have served as the Company’s auditor since 2021.

Jackson, Mississippi

February 29, 2024

THE FIRST BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2023 AND 2022

($ in thousands except per share data)

	2023	2022

ASSETS

Cash and due from banks	$224,199	$67,176

Interest-bearing deposits with banks	130,948	78,139

Total cash and cash equivalents	355,147	145,315

Securities available-for-sale, at fair value (amortized cost: $1,164,227 in 2023; $1,418,337 in 2022; allowance for credit losses: $0 in both 2023 and 2022)	1,042,365	1,257,101

Securities held to maturity, net of allowance for credit losses of $0 (fair value: $615,944 - 2023; $642,097 - 2022)	654,539	691,484

Other securities	37,754	33,944

Total securities	1,734,658	1,982,529

Loans held for sale	2,914	4,443

Loans, net of ACL of $54,032 in 2023 and $38,917 in 2022	5,116,010	3,735,240

Interest receivable	33,300	27,723

Premises and equipment	174,309	143,518

Operating lease right-of-use assets	6,387	7,620

Finance lease right-of-use assets	1,466	1,930

Cash surrender value of life insurance	134,249	95,571

Goodwill	272,520	180,254

Other real estate owned	8,320	4,832

Other assets	160,065	132,742

Total assets	$7,999,345	$6,461,717

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:

Non-interest-bearing	$1,849,013	$1,630,203

Interest-bearing	4,613,859	3,864,201

Total deposits	6,462,872	5,494,404

Interest payable	22,702	3,324

Borrowed funds	390,000	130,100

Subordinated debentures	123,386	145,027

Operating lease liabilities	6,550	7,810

Finance lease liabilities	1,739	1,918

Allowance for credit losses on off-balance sheet credit exposures	2,075	1,325

Other liabilities	40,987	31,146

Total liabilities	7,050,311	5,815,054

Stockholders’ Equity:

Common stock, par value $1 per share: 80,000,000 shares authorized; 32,338,983 shares issued in 2023, 40,000,000 shares authorized, and 25,275,369 shares issued in 2022, respectively	32,339	25,275

Additional paid-in capital	775,232	558,833

Retained earnings	300,150	252,623

Accumulated other comprehensive (loss) income	(117,576)	(148,957)

Treasury stock, at cost (1,249,607 shares - 2023; 1,249,607 shares - 2022)	(41,111)	(41,111)

Total stockholders’ equity	949,034	646,663

Total liabilities and stockholders’ equity	$7,999,345	$6,461,717

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2023, 2022, AND 2021

($ in thousands, except per share amount)

	2023	2022	2021

INTEREST INCOME

Interest and fees on loans	$294,541	$157,768	$151,203

Interest and dividends on securities:

Taxable interest and dividends	32,202	29,656	16,685

Tax-exempt interest	11,737	11,017	7,721

Interest on deposits in banks	2,453	1,952	1,136

Total interest income	340,933	200,393	176,745

INTEREST EXPENSE

Interest on deposits	71,359	13,978	12,062

Interest on borrowed funds	20,249	8,599	7,619

Total interest expense	91,608	22,577	19,681

Net interest income	249,325	177,816	157,064

Provision for credit losses, LHFI	13,750	5,350	(1,456)

Provision for credit losses, OBSC exposures	750	255	352

Net interest income after provision for credit losses	234,825	172,211	158,168

NON-INTEREST INCOME

Service charges on deposit accounts	14,175	8,668	7,264

Other service charges and fees	3,177	1,833	1,508

Interchange fees	18,914	12,702	11,562

Secondary market mortgage income	2,866	4,303	8,823

Bank owned life insurance income	3,319	2,101	1,955

BOLI death proceeds	—	1,630	—

Gain (loss) on sale of premises	35	(116)	(264)

Securities (loss) gain	(9,716)	(82)	143

Gain (loss) on sale of other real estate	6	214	(300)

Government awards/grants	6,197	873	1,826

Bargain purchase gain	—	281	1,300

Other	7,732	4,554	3,656

Total non-interest income	46,705	36,961	37,473

NON-INTEREST EXPENSE

Salaries	76,609	57,903	53,371

Employee benefits	16,803	15,174	12,485

Occupancy	17,381	12,854	12,713

Furniture and equipment	3,987	2,981	2,848

Supplies and printing	1,240	967	903

Professional and consulting fees	6,446	3,558	4,035

Marketing and public relations	833	393	615

FDIC and OCC assessments	3,849	2,122	2,074

ATM expense	5,821	3,873	3,623

Bank communications	3,579	1,904	1,754

Data processing	2,771	2,211	1,578

Acquisition expense/charter conversion	9,075	6,410	1,607

Other	36,332	20,133	16,953

Total non-interest expense	184,726	130,483	114,559

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2023, 2022, AND 2021

($ in thousands, except per share amount)

Continued:

	2023	2022	2021

Income before income taxes	$96,804	$78,689	$81,082

Income taxes	21,347	15,770	16,915

Net income available to common stockholders	$75,457	$62,919	$64,167

Earnings per share:

Basic	$2.41	$2.86	$3.05

Diluted	2.39	2.84	3.03

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YEARS ENDED DECEMBER 31, 2023, 2022, AND 2021

($ in thousands)	2023	2022	2021

Net income	$75,457	$62,919	$64,167

Other comprehensive income (loss):

Unrealized holding gain/(loss) arising during the period on available-for-sale securities	31,921	(173,428)	(23,738)

Net unrealized loss at time of transfer on securities available-for-sale transferred to held-to-maturity	—	(36,838)	—

Reclassification adjustment for (accretion) amortization of unrealized holdings gain/(loss) included in accumulated other comprehensive income from the transfer of securities available-for-sale to held-to-maturity	372	97	—

Reclassification adjustment for loss/(gains) included in net income	9,716	82	(143)

Unrealized holding gain/(loss) arising during the period on available-for-sale securities	42,009	(210,087)	(23,881)

Income tax (expense) benefit	(10,628)	53,152	6,043

Other comprehensive income (loss)	31,381	(156,935)	(17,838)

Comprehensive income (loss)	$106,838	$(94,016)	$46,329

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2021, 2022 AND 2023

($ in thousands except per share amount)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total
	Shares	Amount				Shares	Amount

Balance, January 1, 2021	21,598,993	$21,599	$456,919	$154,241	$25,816	(483,984)	$(13,760)	$644,815

Net income, 2021	—	—	—	64,167	—			64,167

Common stock repurchased	—	—	—	—	—	(165,623)	(5,171)	(5,171)

Other comprehensive loss	—	—	—	—	(17,838)	—	—	(17,838)

Dividend on common stock, $.58 per common share	—	—	—	(12,180)	—	—	—	(12,180)

Issuance restricted stock grant	93,578	94	(94)	—	—	—	—	—

Restricted stock grant forfeited	(2,021)	(2)	2	—	—	—	—	—

Compensation expense	—	—	3,100	—	—	—	—	3,100

Repurchase of restricted stock for payment of taxes	(21,906)	(22)	(699)	—	—	—	—	(721)

Balance, December 31, 2021	21,668,644	$21,669	$459,228	$206,228	$7,978	(649,607)	$(18,931)	$676,172

Net income, 2022	—	—	—	62,919	—	—	—	62,919

Common stock repurchased	—	—	—	—	—	(600,000)	(22,180)	(22,180)

Other comprehensive loss	—	—	—	—	(156,935)	—	—	(156,935)

Dividend on common stock, $.74 per common share	—	—	—	(16,524)	—	—	—	(16,524)

Issuance of common shares for BBI acquisition	3,498,936	3,499	97,970	—	—	—	—	101,469

Issuance restricted stock grant	129,950	130	(130)	—	—	—	—	—

Restricted stock grant forfeited	(2,500)	(3)	3	—	—	—	—	—

Compensation expense	—	—	2,425	—	—	—	—	2,425

Repurchase of restricted stock for payment of taxes	(19,661)	(20)	(663)	—	—	—	—	(683)

Balance, December 31, 2022	25,275,369	$25,275	$558,833	$252,623	$(148,957)	(1,249,607)	$(41,111)	$646,663

Net income, 2023	—	—	—	75,457	—	—	—	75,457

Other comprehensive income	—	—	—	—	31,381	—	—	31,381

Dividend on common stock, $.90 per common share	—	—	—	(27,930)	—	—	—	(27,930)

Issuance of common shares for HSBI acquisition	6,920,422	6,920	214,602	—	—	—	—	221,522

Issuance restricted stock grant	167,173	167	(167)	—	—	—	—	—

Restricted stock grant forfeited	(12,194)	(12)	12	—	—	—	—	—

Compensation expense	—	—	2,302	—	—	—	—	2,302

Repurchase of restricted stock for payment of taxes	(11,787)	(11)	(350)	—	—	—	—	(361)

Balance, December 31, 2023	32,338,983	$32,339	$775,232	$300,150	$(117,576)	(1,249,607)	$(41,111)	$949,034

See Notes to Consolidated Financial Statements

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2023, 2022 AND 2021

($ in thousands)	2023	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$75,457	$62,919	$64,167

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	12,099	12,173	13,792

FHLB stock dividends	(355)	(28)	(27)

Provision for credit losses	14,500	5,605	(1,104)

Deferred income taxes	7,006	940	1,739

Restricted stock expense	2,302	2,425	3,100

Increase in cash value of life insurance	(3,319)	(2,101)	(1,955)

Amortization and accretion, net, related to acquisitions	(4,432)	1,706	(30)

Bank premises and equipment loss/(gain)	(35)	116	264

Acquisition gain	—	(281)	(1,300)

Securities loss (gain)	9,716	82	(143)

Loss on sale/writedown of other real estate	774	159	815

Residential loans originated and held for sale	(91,786)	(152,776)	(230,456)

Proceeds from sale of residential loans held for sale	93,315	156,011	244,210

Changes in:

Interest receivable	(1,228)	(2,987)	3,218

Other assets	16,086	(45,692)	(1,056)

Interest payable	19,378	1,613	(463)

Operating lease liability	(1,260)	(1,306)	(1,839)

Other liabilities	(39,710)	51,449	2,783

Net cash provided by operating activities	108,508	90,027	95,715

CASH FLOWS FROM INVESTING ACTIVITIES

Available-for-sale securities:

Sales	285,793	21,069	—

Maturities, prepayments, and calls	132,919	197,417	229,091

Purchases	(8,473)	(6,500)	(988,536)

Held-to-maturity securities:

Maturities, prepayments, and calls	40,469	474	—

Purchases	—	(602,718)	—

Purchases of other securities	(17,094)	(11,444)	—

Proceeds from redemption of other securities	14,466	1,237	5,276

Net (increase)/decrease in loans	(227,896)	(326,113)	202,194

Net changes to premises and equipment	(3,688)	(15,522)	(7,125)

Bank-owned life insurance—death proceeds	221	1,630	—

Purchase of bank owned life insurance	—	—	(11,733)

Proceeds from sale of other real estate owned	3,069	8,930	4,562

Proceeds from sale of land	1,416	712	—

Cash received in excess of cash paid for acquisition	106,793	23,939	358,916

Net cash provided by (used in) investing activities	327,995	(706,889)	(207,355)

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2023, 2022 AND 2021

Continued:
	2023	2022	2021

CASH FLOWS FROM FINANCING ACTIVITIES

Increase/(decrease) in deposits	(427,481)	(223,322)	601,575

Proceeds from borrowed funds	7,600,043	2,055,401	—

Repayment of borrowed funds	(7,340,143)	(1,950,301)	(114,647)

Dividends paid on common stock	(27,550)	(16,275)	(11,991)

Cash paid to repurchase common stock	—	(22,180)	(5,171)

Repurchase of restricted stock for payment of taxes	(361)	(683)	(721)

Principal payment on finance lease liabilities	(179)	(176)	(187)

Payment on subordinated debt issuance costs	—	—	(59)

Called/repayment of subordinated debt	(31,000)	—	—

Net cash (used in) provided by financing activities	(226,671)	(157,536)	468,799

Net change in cash and cash equivalents	209,832	(774,398)	357,159

Cash and cash equivalents at beginning of year	145,315	919,713	562,554

Cash and cash equivalents at end of year	$355,147	$145,315	$919,713

Supplemental disclosures:

Cash paid during the year for:

Interest	$51,101	$16,932	$16,368

Income taxes, net of refunds	16,084	7,194	15,717

Non-cash activities:

Transfers of loans to other real estate	6,602	2,560	2,143

Transfer of securities available-for-sale to held-to-maturity	—	139,598	—

Issuance of restricted stock grants	168	130	94

Stock issued in connection with BBI acquisition	—	101,469	—

Stock issued in connection with HSBI acquisition	221,522	—	—

Dividends on restricted stock grants	380	249	189

Right-of-use assets obtained in exchange for operating lease liabilities	817	2,698	168

Lease liabilities arising from BBI acquisition	—	3,390	—

Lease liabilities arising from HSBI acquisition	184	—	—

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - NATURE OF BUSINESS

The First Bancshares, Inc. (the “Company”) is a bank holding company whose business is primarily conducted by its wholly-owned subsidiary, The First Bank (the “Bank”), formerly known as The First, A National Banking Association. The Bank provides a full range of banking services in its primary market area of Mississippi, Louisiana, Alabama, Florida, and Georgia. The Company is regulated by the Federal Reserve Bank. Its subsidiary bank is currently subject to the regulation of the Federal Reserve Bank and the Mississippi Department of Banking and Consumer Finance, and was previously subject to the regulation of the OCC.

On January 15, 2022, the Bank, then named The First, A National Banking Association, converted from a national banking association to a Mississippi state-chartered bank and changed its name to The First Bank. The First Bank is a member of the Federal Reserve System through the Federal Reserve Bank of Atlanta. The charter conversion and name change are expected to have only a minimal impact on the Bank’s clients, and deposits will continue to be insured by the Federal Deposit Insurance Corporation up to the applicable limits.

The principal products produced, and services rendered by the Company and are as follows:

Commercial Banking - The Company provides a full range of commercial banking services to corporations and other business customers. Loans are provided for a variety of general corporate purposes, including financing for commercial and industrial projects, income producing commercial real estate, owner-occupied real estate and construction and land development. The Company also provides deposit services, including checking, savings and money market accounts and certificate of deposit as well as treasury management services.

Consumer Banking - The Company provides banking services to consumers, including checking, savings, and money market accounts as well as certificate of deposit and individual retirement accounts. In addition, the Company provides consumers with installment and real estate loans and lines of credit.

Mortgage Banking - The Company provides residential mortgage banking services, including construction financing, for conventional and government insured home loans to be sold in the secondary market.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company and the Bank follow accounting principles generally accepted in the United States of America including, where applicable, general practices within the banking industry.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for credit losses, acquisition accounting, intangible assets, deferred tax assets, and fair value of financial instruments.

Debt Securities

Investments in debt securities are accounted for as follows:

Available-for-Sale Securities

Debt securities classified as available-for-sale (“AFS”) are those securities that are intended to be held for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including movements in interest rates, liquidity needs, security risk assessments, changes in the mix of assets and liabilities and other similar factors. These securities are carried at their estimated fair value, and the net unrealized gain or loss is reported as component of accumulated other comprehensive income (loss), net of tax, in stockholders’ equity, until realized. Premiums and discounts are recognized in interest income using the interest method. The Company evaluates all securities quarterly to determine if any securities in a loss position require a provision for credit losses in accordance with ASC 326, Measurement of Credit Losses on Financial Instruments. Gains and losses on the sale of available-for-sale securities are determined using the adjusted cost of the specific security sold. AFS securities are placed on nonaccrual status at the time any principal to interest payments become 90 days delinquent or if full collection of interest or principal becomes uncertain. Accrued interest for a security placed on nonaccrual is reversed against interest income. There was no accrued interest related to AFS securities reversed against interest income for the years ended December 31, 2023, 2022, and 2021.

Allowance for Credit Losses – Available-for-Sale Securities

For AFS debt securities in an unrealized loss position, the Company first assesses whether it intends to sell or is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For securities that do not meet these criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, the Company considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income. Changes in the allowance for credit losses are recorded as provision for (or reversal of) credit loss expense. Losses are charged against the allowance when management believes the uncollectability of a security is confirmed or when either of the criteria regarding intent or requirement to sell is met.

Accrued interest receivable is excluded from the estimate of credit losses for securities AFS.

Securities to be Held-to-Maturity

Debt securities classified as held-to-maturity (“HTM”) are those securities for which there is a positive intent and ability to hold to maturity. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts, computed by the interest method. Gain and losses on the sales are determined using the adjusted cost of the specific security sold. HTM securities are placed on nonaccrual status at the time any principal to interest payments become 90 days delinquent or if full collection of interest or principal becomes uncertain. Accrued interest for a security placed on nonaccrual is reversed against interest income. There was no accrued interest related to HTM securities reversed against interest income for the years ended December 31, 2023, 2022, and 2021.

Allowance for Credit Losses – Held-to-Maturity Securities

Management measures expected credit losses on HTM debt securities on a pooled basis. That is, for pools of such securities with common risk characteristics, the historical lifetime probability of default and severity of loss in the event of default is derived or obtained from external sources and adjusted for the expected effects of reasonable and supportable forecasts over the expected lives of the securities.

Expected credit losses on each security in the HTM portfolio that does not share common risk characteristics with any of the identified pools of debt securities are individually measured based on net realizable value, of the difference between the discounted value of the expected future cash flows, based on the original effective interest rate, and the recorded amortized cost basis of the security.

Loss forecasts for HTM debt securities utilize Moody’s municipal and corporate database, based on a scenario-conditioned probability of default and loss rate platform. The core of the stressed default probabilities and loss rates is based on the methodological relationship between key macroeconomic risk factors and historical defaults over nearly 50 years. Loss forecasts for structured HTM securities utilize VeriBanc’s Estimated CAMELS Rating and the Modified Texas Ratio for each piece of underlying collateral and are applied to Intex models for the underlying assets cashflow resulting in collateral cashflow forecasts. These securities are assumed not to share similar risk characteristics due to the heterogeneous nature of the underlying collateral. As a result of this evaluation, management determined that the expected credit losses associated with these securities is not significant for financial reporting purposes and therefore, no allowance for credit losses has been recognized during the years ended December 31, 2023 and 2022.

Accrued interest receivable is excluded from the estimate of credit losses for securities HTM.

Trading Account Securities

Trading account securities are those securities which are held for the purpose of selling them at a profit. There were no trading account securities at December 31, 2023 and 2022.

Equity Securities

Equity securities are carried at fair value, with changes in fair value reported in net income. Equity securities without readily determinable fair values are carried at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment. There were no equity securities at December 31, 2023 and 2022.

Other Securities

Other securities are carried at cost and are restricted in marketability. Other securities consist of investments in the FHLB, Federal Reserve Bank and First National Bankers’ Bankshares, Inc. Management reviews for impairment based on the ultimate recoverability of the cost basis.

Shares of FHLB, Federal Reserve Bank and First National Bankers’ Bankshares, Inc. common stock are equity securities that do not have a readily determinable fair value because their ownership is restricted and lacks marketability. The common stock is carried at cost and evaluated for impairment. The Company’s investment in member bank stock is included in other securities in the accompanying consolidated balance sheets. Management reviews for impairment based on the ultimate recoverability of the cost basis. No impairment was noted for the years ended December 31, 2023, 2022 and 2021.

Interest Income

Interest income includes amortization of purchase premiums or discounts. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

A debt security is placed on nonaccrual status at the time any principal or interest payments become 90 days past due. Interest accrued but not received for a security placed in nonaccrual is reversed against interest income.

Loans Held for Sale (LHFS)

The Bank originates fixed rate single family, residential first mortgage loans on a presold basis. The Bank issues a rate lock commitment to a customer and concurrently “locks in” with a secondary market investor under a best efforts delivery mechanism. Such loans are sold without the mortgage servicing rights being retained by the Bank. The terms of the loan are dictated by the secondary investors and are transferred within several weeks of the Bank initially funding the loan. The Bank recognizes certain origination fees and service release fees upon the sale, which are included in other income on loans in the consolidated statements of income. Between the initial funding of the loans by the Bank and the subsequent purchase by the investor, the Bank carries the loans held for sale at fair value in the aggregate as determined by the outstanding commitments from investors.

Loans Held for Investment (LHFI)

LHFI that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are carried at the principal amount outstanding, net of the allowance for credit losses, unearned income, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income on loans is recognized based on the principal balance outstanding and the stated rate of the loan and is excluded from the estimate of credit losses. Interest income is accrued in the unpaid principal balance. Loan origination fees and certain direct origination costs are deferred and recognized as an adjustment of the related loan yield using the interest method. Premiums and discounts on purchased loans not deemed purchase credit deteriorated are deferred and amortized as a level yield adjustment over the respective term of the loan.

Under ASC 326-20-30-2, if the Bank determines that a loan does not share risk characteristics with its other financial assets, the Bank shall evaluate the financial asset for expected credit losses on an individual basis. Factors considered by management in determining impairment include payment status, collateral values, and the probability of collecting scheduled payments of principal and interest when due. Generally, impairment is measured on a loan by loan basis using the fair value of the supporting collateral.

Loans are generally placed on a nonaccrual status, and the accrual of interest on such loan is discontinued, when principal or interest is past due 90 days or when specifically determined to be impaired unless the loan is well-secured and in the process of collection. When a loan is placed on nonaccrual status, interest accrued but not received is generally reversed against interest income. If collectability is in doubt, cash receipts on nonaccrual loans are used to reduce principal rather than recorded in interest income. Past due status is determined based upon contractual terms. Loans are returned to accrual status when the obligation is brought current or has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Allowance for Credit Losses (ACL)

The ACL represents the estimated losses for financial assets accounted for on an amortized cost basis. Expected losses are calculated using relevant information, from internal and external sources, about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in environment conditions, such as changes in unemployment rates, property values, or other relevant factors. Management may selectively apply external market data to subjectively adjust the Company’s own loss history including index or peer data. Expected losses are estimated over the contractual term of the loans, adjusted for expected prepayments. The contractual term excludes expected extensions, renewals, and modifications. Loans are charged-off against the allowance when management believes the uncollectibility of a loan balance is confirmed and recoveries are credited to the allowance when received. Expected recoveries amounts may not exceed the aggregate of amounts previously charged-off.

The ACL is measured on a collective basis when similar risk characteristics exist. Generally, collectively assessed loans are grouped by call code (segments). Segmenting loans by call code will group loans that contain similar types of collateral, purposes, and are usually structured with similar terms making each loan’s risk profile very similar to the rest in that segment. Each of these segments then flows up into one of the four bands (bands), Commercial, Financial, and Agriculture, Commercial Real Estate, Consumer Real Estate, and Consumer Installment. In accordance with the guidance in ASC 326, the Company redefined its LHFI portfolio segments and related loan classes based on the level at which risk is monitored within the ACL methodology. Construction loans for 1-4 family residential properties with a call code 1A1, and other construction, all land development and other land loans with a call code 1A2 were previously separated between the Commercial Real Estate or Consumer Real Estate bands based on loan type code. Under our ASC 326 methodology 1A1 loans are all defined as part of the Consumer Real Estate band and 1A2 loans are all defined as part of the Commercial Real Estate Band.

The probability of default (“PD”) calculation analyzes the historical loan portfolio over the given lookback period to identify, by segment, loans that have defaulted. A default is defined as a loan that has moved to past due 90 days and greater, nonaccrual status, or experienced a charge-off during the period. The model observes loans over a 12-month window, detecting any events previously defined. This information is then used by the model to calculate annual iterative count-based PD rates for each segment. This process is then repeated for all dates within the historical data range. These averaged PDs are used for an immediate reversion back to the historical mean. The historical data used to calculate this input was captured by the Company from 2009 through the most recent quarter end.

The Company utilizes reasonable and supportable forecasts of future economic conditions when estimating the ACL on loans. The model’s calculation also includes a 24-month forecasted PD based on a regression model that calculated a comparison of the Company’s historical loan data to various national economic metrics during the same periods. The results showed the Company’s past losses having a high rate of correlation to unemployment, both regionally and nationally. Using this information, along with the most recently published Wall Street Journal survey of sixty economists’ forecasts predicting unemployment rates out over the next eight quarters, a corresponding future PD can be calculated for the forward-looking 24-month period. This data can also be used to predict loan losses at different levels of stress, including a baseline, adverse and severely adverse economic condition. After the forecast period, PD rates revert to the historical mean of the entire data set.

The loss given default (“LGD”) calculation is based on actual losses (charge-offs, net recoveries) at a loan level experienced over the entire lookback period aggregated to get a total for each segment of loans. The aggregate loss amount is divided by the exposure at default to determine an LGD rate. Defaults occurring during the lookback period are included in the denominator, whether a loss occurred or not and exposure at default is determined by the loan balance immediately preceding the default event. If there is not a minimum of five past defaults in a loan segment, or less than 15.0% calculated LGD rate, or the total balance at default is less than 1% of the balance in the respective call code as of the model run date, a proxy index is used. This index is proprietary to the Company’s ACL modeling vendor derived from loss data of other client institutions similar in organization structure to the Company. The vendor also provides a “crisis” index derived from loss data between the post-recessionary years of 2008-2013 that the Company uses.

The model then uses these inputs in a non-discounted version of discounted cash flow (“DCF”) methodology to calculate the quantitative portion of estimated losses. The model creates loan level amortization schedules that detail out the expected monthly payments for a loan including estimated prepayments and payoffs. These expected cash flows are discounted back to present value using the loan’s coupon rate instead of the effective interest rate. On a quarterly basis, the Company uses internal credit portfolio data, such as changes in portfolio volume and composition, underwriting practices, and levels of past due loans, nonaccruals and classified assets along with other external information not used in the quantitative calculation to determine if any subjective qualitative adjustments are required so that all significant risks are incorporated to form a sufficient basis to estimate credit losses.

ASC 326 requires that a loan be evaluated for losses individually and reserved for separately, if the loan does not share similar risk characteristics to any other loan segments. The Company’s process for determining which loans require specific evaluation follows the standard and is two-fold. All non-performing loans, including nonaccrual loans and loans considered to be purchased credit deteriorated (“PCD”), are evaluated to determine if they meet the definition of collateral dependent under the new standard. These are loans where no more payments are expected from the borrower, and foreclosure or some other collection action is probable. Secondly, all non-performing loans that are not considered to be collateral dependent but are 90 days or greater past due and/or have a balance of $500 thousand or greater, will be individually reviewed to determine if the loan displays similar risk characteristic to substandard loans in the related segment.

The Company adopted ASU No. 2022-02 effective January 1, 2023. These amendments eliminate the TDR recognition and measurement guidance and enhanced disclosures for loan modifications to borrowers experiencing financial difficulty.

Prior to the adoption of ASU 2022-02, TDRs are loans for which the contractual terms on the loan have been modified and both of the following conditions exist: (1) the borrower is experiencing financial difficulty and (2) the restructuring constitutes a concession. Concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection. The Company assesses all loan modifications to determine whether they constitute a TDR.

Purchased Credit Deteriorated Loans

The Company purchases individual loans and groups of loans, some of which have shown evidence of credit deterioration since origination. These PCD loans are recorded at the amount paid. It is the Company’s policy that a loan meets this definition if it is adversely risk rated as Non-Pass (Special Mention, Substandard, Doubtful or Loss) including nonaccrual. An allowance for credit losses is determined using the same methodology as other loans held for investment. The initial allowance for credit losses determined on a collective basis is allocated to individual loans. The sum of the loan’s purchase price and allowance for credit losses becomes its initial amortized cost basis. The difference between the initial amortized cost basis and the par value of the loan is a noncredit discount or premium, which is amortized into interest income over the life of the loan. Subsequent changes to the allowance for credit losses are recorded through provision expense.

The Company continues to maintain segments of loans that were previously accounted for under ASC 310-30 Accounting for Purchased Loans with Deteriorated Credit Quality and will continue to account for these segments as a unit of account unless the loan is collateral dependent. PCD loans that are collateral dependent will be assessed individually. Loans are only removed from the existing segments if they are written off, paid off, or sold. Upon adoption of ASC 326, the allowance for credit losses was determined for each segment and added to the band’s carrying amount to establish a new amortized cost basis. The difference between the unpaid principal balance of the segment and the new amortized cost basis is the noncredit premium or discount, which will be amortized into interest income over the remaining life of the segment. Changes to the allowance for credit losses after adoption are recorded through provision expense.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. The depreciation policy is to provide for depreciation over the estimated useful lives of the assets using the straight-line method. Repairs and maintenance expenditures are charged to operating expenses; major expenditures for renewals and betterments are capitalized and depreciated over their estimated useful lives. Upon retirement, sale, or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and any gains or losses are included in operations. Building and related components are depreciated using the straight-line method with useful lives ranging from 10 to 39 years. Furniture, fixtures, and equipment are depreciated using the straight-line (or accelerated) method with useful lives ranging from 3 to 10 years.

Other Real Estate Owned

Other real estate owned consists of properties acquired through foreclosure and as held for sale property, are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through similar legal agreement. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operation costs after acquisition are expensed. Any write-down to fair value required at the time of foreclosure is charged to the allowance for credit losses. Subsequent gains or losses on other real estate are reported in other operating income or expenses. At December 31, 2023 and 2022, other real estate owned totaled $8.3 million and $4.8 million, respectively.

Goodwill and Other Intangible Assets

Goodwill arises from business combinations and is determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of any net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized but tested for impairment at least annually or more frequently if events and circumstances exists that indicate that a goodwill impairment test should be performed. The Company will perform a qualitative assessment to determine whether the existence of events or circumstances leads to a determination that is more likely than not the fair value is less than the carrying amount, including goodwill. If, based on the evaluation, it is determined to be more likely than not that the fair value is less than the carrying value, then goodwill is tested further for impairment. The goodwill impairment loss, if any, is measured as the amount by which the carrying amount of the reporting unit, including goodwill, exceeds its fair value. Subsequent increases in goodwill value are not recognized in the consolidated financial statements. The Commercial/Retail Bank segment of the Company is the only reporting unit for which the goodwill analysis is prepared. Intangible assets with a finite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible assets with an indefinite life on our balance sheet.

The change in goodwill during the year is as follows:

($ in thousands)	2023	2022	2021

Beginning of year	$180,254	$156,663	$156,944

Acquired goodwill and provisional adjustments	92,266	23,591	(281)

End of year	$272,520	$180,254	$156,663

Other intangible assets consist of core deposit and acquired customer relationship intangible assets arising from whole bank and branch acquisitions and are amortized on a straight-line basis over a 10-year average life. Such assets are periodically evaluated as to the recoverability of carrying values. The definite-lived intangible assets had the following carrying values at December 31, 2023 and 2022:

 ($ in thousands)

2023	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Core deposit intangibles	$99,071	$(30,259)	$68,812

2022

Core deposit intangibles	$55,332	$(20,696)	$34,636

The related amortization expense of business combination related intangible assets is as follows:

($ in thousands)	Amount

Aggregate amortization expense for the year ended December 31:

2021	$4,137

2022	4,664

2023	9,563

Amount

Estimated amortization expense for the year ending December 31:

2024	$9,533

2025	9,518

2026	9,518

2027	9,185

2028	8,193

Thereafter	22,865

Total amortization expense	$68,812

Cash Surrender Value of Life Insurance

The Company invests in bank owned life insurance (“BOLI”). BOLI involves the purchase of life insurance by the Company on a chosen group of employees. The Company is the owner of the policies and, accordingly, the cash surrender value of the policies is reported as an asset, and increases in cash surrender values are reported as income.

Deferred Financing Costs

Financing costs related to the issuance of junior subordinated debentures are being amortized over the life of the instruments and are included in other liabilities.

Restricted Stock

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation - Stock Compensation. Compensation cost is recognized for all restricted stock granted based on the weighted average fair value stock price at the grant date.

Treasury Stock

Common stock shares repurchased are recorded at cost. Cost of shares retired or reissued is determined using the first-in, first-out method.

Income Taxes

The Company and its subsidiary file consolidated income tax returns. The subsidiary provides for income taxes on a separate return basis and remits to the Company amounts determined to be payable.

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently payable plus deferred taxes related primarily to differences between the bases of assets and liabilities as measured by income tax laws and their bases as reported in the financial statements. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

ASC Topic 740, Income Taxes, provides guidance on financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns. ASC Topic 740 requires an evaluation of tax positions to determine if the tax positions will more likely than not be sustainable upon examination by the appropriate taxing authority. The Company, at December 31, 2023 and 2022, had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

Advertising Costs

Advertising costs are expensed in the period in which they are incurred. Advertising expense for the years ended December 31, 2023, 2022 and 2021, was $833 thousand, $393 thousand, and $391 thousand, respectively.

Statements of Cash Flows

Cash and cash equivalents include cash, deposits with other financial institutions with maturities fewer than 90 days, federal funds sold, and collateral identified as “restricted cash” related to the Company’s back-to-back SWAP transactions. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchased and repurchase agreements.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the subsidiary bank enters into off-balance sheet financial instruments consisting of commitments to extend credit, credit card lines and standby letters of credit. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded in the financial statements when they are funded.

ACL on Off-Balance Sheet Credit (OBSC) Exposures

Under ASC 326, the Company is required to estimate expected credit losses for OBSC which are not unconditionally cancellable. The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit unless that obligation is unconditionally cancellable by the Company. The ACL on OBSC exposures is adjusted as a provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life. Expected credit losses related to OBSC exposures are presented as a liability.

Earnings Available to Common Stockholders

Per share amounts are presented in accordance with ASC Topic 260, Earnings Per Share. Under ASC Topic 260, two per share amounts are considered and presented, if applicable. Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reporting period. Diluted per share data includes any dilution from securities that may be converted into common stock, such as outstanding restricted stock. There were no anti-dilutive common stock equivalents excluded in the calculations.

The following tables disclose the reconciliation of the numerators and denominators of the basic and diluted computations available to common stockholders.

($ in thousands, except per share amount)
December 31, 2023	Net Income (Numerator)	Weighted Average Shares (Denominator)	Per Share Amount

Basic per common share	$75,457	31,373,718	$2.41

Effect of dilutive shares:

Restricted Stock	—	192,073

	$75,457	31,565,791	$2.39

December 31, 2022

Basic per common share	$62,919	22,023,595	$2.86

Effect of dilutive shares:

Restricted Stock	—	141,930

	$62,919	22,165,525	$2.84

December 31, 2021

Basic per common share	$64,167	21,017,189	$3.05

Effect of dilutive shares:

Restricted Stock	—	149,520

	$64,167	21,166,709	$3.03

The diluted per share amounts were computed by applying the treasury stock method.

Mergers and Acquisitions

Business combinations are accounted for under ASC 805, “Business Combinations”, using the acquisition method of accounting. The acquisition method of accounting requires an acquirer to recognize the assets acquired and the liabilities assumed at the acquisition date measured at their fair values as of that date. To determine the fair values, the Company relies on third party valuations, such as appraisals, or internal valuations based on discounted cash flow analyses or other valuation techniques. Under the acquisition method of accounting, the Company identifies the acquirer and the closing date and applies applicable recognition principles and conditions. Acquisition-related costs are costs the Company incurs to affect a business combination. Those costs include advisory, legal, accounting, valuation, and other professional or consulting fees. Some other examples of costs to the Company include systems conversion, integration planning consultants and advertising costs. The Company accounts for acquisition-related costs as expenses in the periods in which the costs are incurred and the services are received, with one exception. The costs to issue debt or equity securities is recognized in accordance with other applicable GAAP. These acquisition-related costs have been and will be included within the Consolidated Statements of Income classified within the non-interest expense caption.

Derivative Financial Instruments

The Company enters into interest rate swap agreements primarily to facilitate the risk management strategies of certain commercial customers. The interest rate swap agreements entered into by the Company are all entered into under what is referred to as a back-to-back interest rate swap, as such, the net positions are offsetting assets and liabilities, as well as income and expenses. All derivative instruments are recorded in the consolidated statement of financial condition at their respective fair values, as components of other assets and other liabilities. Under a back-to-back interest rate swap program, the Company enters into an interest rate swap with the customer and another offsetting swap with a counterparty. The result is two mirrored interest rate swaps, absent a credit event, which will offset in the financial statements. These swaps are not designated as hedging instruments and are recorded at fair value in other assets and other liabilities. The change in fair value is recognized in the income statement as other income and fees.

In addition, the Company will enter into risk participation agreements that are derivative financial instruments and are recorded at fair value. These derivatives are not designated as hedges and therefore, changes in fair value are recorded directly through earnings at each reporting period. Under a risk participation-out agreement, a derivative asset, the Company participates out a portion of the credit risk associated with the interest rate swap position executed with the commercial borrower, for a fee paid to the participating bank. Under a risk participation-in agreement, a derivative liability, the Company assumes, or participates in, a portion of the credit risk associated with the interest rate swap position with the commercial borrower, for a fee received from the other bank.

Entering into derivative contracts potentially exposes the Company to the risk of counterparties’ failure to fulfill their legal obligations, including, but not limited to, potential amounts due or payable under each derivative contract. Notional principal amounts are often used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. The Company assesses the credit risk of its dealer counterparties by regularly monitoring publicly available credit rating information, evaluating other market indicators, and periodically reviewing detailed financials.

The Company records the fair value of its interest rate swap contracts separately within other assets and other liabilities as current accounting rules do not permit the netting of customer and counterparty fair value amounts in the consolidated statement of financial condition.

Investment in Limited Partnership

The Company invested $4.4 million in a limited partnership that provides low-income housing. The Company is not the general partner and does not have controlling ownership. The carrying value of the Company’s investment in the limited partnership was $1.2 million at December 31, 2023 and $1.6 million at December 31, 2022, net of amortization, using the proportional method and is reported in other assets on the Consolidated Balance Sheets. The Company’s maximum exposure to loss is limited to the carrying value of its investment. The Company received $481 thousand in low-income housing tax credits during 2023, 2022 and 2021.

Reclassifications

Certain reclassifications have been made to the 2022 and 2021 financial statements to conform with the classifications used in 2023. These reclassifications did not impact the Company’s consolidated financial condition or results of operations.

Accounting Standards

Effect of Recently Adopted Accounting Standards

In March 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2020-04, Reference Rate Reform (ASC 848): “Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” This ASU provides temporary optional guidance to ease the potential burden in accounting for reference rate reform. The ASU provides optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that reference London Interbank Offer Rate (“LIBOR”) or another reference rate expected to be discontinued. It is intended to help stakeholders during the global market-wide reference rate transition period. The Company adopted ASU 2020-04 effective January 1, 2023. Adoption of ASU 2020-04 did not have a material impact on the Company’s consolidated financial statements.

In October 2021, the FASB issued ASU No. 2021-08, Business Combination (Topic 805): “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers.” This ASU requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The amendment improves comparability after the business combination by providing consistent recognition and measurement guidance for revenue contracts with customers acquired in a business combination and revenue contracts with customers not acquired in a business combination. The Company adopted ASU 2021-08 effective January 1, 2023. Adoption of ASU 2021-08 did not have a material impact on the Company’s consolidated financial statements.

In March 2022, FASB issued ASU No. 2022-02, “Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures.” These amendments eliminate the TDR recognition and measurement guidance and instead require that an entity evaluate whether the modification represents a new loan or a continuation of an existing loan. The amendments also enhance existing disclosure requirements and introduce new requirements related to certain modifications of receivables made to borrowers experiencing financial difficulty. For public business entities, these amendments require that an entity disclose current period gross write-offs by year of origination for financing receivables and net investment in leases within the scope of Subtopic 326-20. Gross write-off information must be included in the vintage disclosures required for public business entities in accordance with paragraph 326-20-50-6, which requires that an entity disclose the amortized cost basis of financing receivables by credit quality indicator and class of financing receivable by year of origination. The Company adopted ASU 2022-02 effective January 1, 2023. Adoption of ASU 2022-02 did not have a material impact on the Company’s consolidated financial statements.

In July 2023, FASB issued ASU No. 2023-03, “Presentation of Financial Statements (Topic 205), Income Statement—Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation—Stock Compensation (Topic 718): Amendments to SEC Paragraph Pursuant to SEC Staff Accounting Bulletin No. 120, SEC Staff Announcement at the March 24, 2022 Emerging Issues Task Force (“EITF”) Meeting, and Staff Accounting Bulletin Topic 6.B, Accounting Series Release 280—General Revision of Regulation S-X: Income or Loss Applicable to Common Stock.” This ASU amends the FASB Accounting Standards Codification for SEC paragraphs pursuant to SEC Staff Accounting Bulletin No. 120, SEC Staff Announcement at the March 24, 2022 EITF Meeting, and Staff Accounting Bulletin Topic 6.B, Accounting Series Release 280—General Revision of Regulation S-X: Income or Loss Applicable to Common Stock. These updates were effective immediately and did not have a material impact on the Company’s consolidated financial statements.

New Accounting Standards That Have Not Yet Been Adopted

In March 2023, FASB issued ASU No. 2023-01, Leases (Topic 842)—“Common Control Arrangements.” This ASU requires entities to determine whether a related party arrangement between entities under common control is a lease. If the arrangement is determined to be a lease, an entity must classify and account for the lease on the same basis as an arrangement with a related party. The ASU requires all entities to amortize leasehold improvements associated with common control leases over the useful life to the common control group. This guidance is effective for the Company January 1, 2024, and is not expected to have a material impact on the Company’s consolidated financial statements.

In March 2023, FASB issued ASU No. 2023-02, Investments—Equity Method and Joint Venture (Topic 323): “Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method.” These amendments allow reporting entities to elect to account for qualifying tax equity investments using the proportional amortization method, regardless of the program giving rise to the related income tax credits. This guidance is effective for the Company January 1, 2024, and is not expected to have a material impact on the Company’s consolidated financial statements.

In October 2023, FASB issued ASU No. 2023-06, “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.” This ASU amends the ASC to incorporate certain disclosure requirements from SEC Release No. 33-10532—Disclosure Update and Simplification that was issued in 2018. The effective date for each amendment will be the date on which the SEC’s removal of that related disclosure from Regulation S-K becomes effective, with early adoption prohibited. This guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In November 2023, FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” This ASU amends the ASC to improve reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses. The key amendments: 1. Require that a public entity disclose, on an annual and interim basis, significant segment expenses that are regularly provided to the chief operating decision maker (CODM) and included within each reported measure of segment profit or loss. 2. Require that a public entity disclose, on an annual and interim basis, an amount for other segment items by reportable segment and a description of its composition. The other segment items category is the difference between segment revenue less the significant expenses disclosed and each reported measure of segment profit or loss. 3. Require that a public entity provide all annual disclosures about a reportable segment’s profit or loss and assets currently required by FASB ASU Topic 280, Segment Reporting, in interim periods. 4. Clarify that if the CODM uses more than one measure of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources, a public entity may report one or more of those additional measures of segment profit. However, at least one the reported segment profit or loss measures (or the single reported measure, if only one is disclosed) should be the measure that is most consistent with the measurement principles used in measuring the corresponding amounts in the public entity’s consolidated financial statements. 5. Require that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. 6. Require that a public entity has a single reportable segment provide all the disclosures required by the amendments in the ASU and all existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. This guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2023, FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” This ASU amendments require that a public business entities on an annual basis (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income (or loss) by the applicable statutory income tax rate). The amendments require that all entities disclose on an annual basis the following information about income taxes paid: 1. The amount of income taxes paid (net of refunds received) disaggregated by federal (national), state, and foreign taxes. 2. The amount of income taxes paid (net of refunds received) disaggregated by individual jurisdictions in which income taxes paid (net of refunds received) is equal to or greater than 5 percent of total income taxes paid (net of refunds received). The amendments also require that all entities disclose the following information: 1. Income (or loss) from continuing operations before income tax expense (or benefit) disaggregated between domestic and foreign. 2. Income tax expense (or benefit) from continuing operations disaggregated by federal (national), state, and foreign. This ASU is effective for annual periods beginning after December 15, 2024. This guidance is not expected to have a material impact on the Company’s consolidated financial statements.

NOTE C—BUSINESS COMBINATIONS

The Company accounts for its business combinations using the acquisition method. Acquisition accounting requires the total purchase price to be allocated to the estimated fair values of assets acquired and liabilities assumed, including certain intangible assets that must be recognized. Typically, this allocation results in the purchase price exceeding the fair value of net assets acquired, which is recorded as goodwill. Core deposit intangibles are a measure of the value of checking, money market and savings deposits acquired in business combinations accounted for under the acquisition method. Core deposit intangibles and other identified intangibles with finite useful lives are amortized using the straight-line method over their estimated useful lives of up to 10 years.

Financial assets acquired in a business combination after January 1, 2021, are recorded in accordance with ASC 326. Loans that the Company acquires in connection with acquisitions are recorded at fair value with no carryover of the related allowance for credit losses. PCD loans that have experienced more than insignificant credit deterioration since origination are recorded at the amount paid. The ACL is determined on a collective basis and is allocated to the individual loans. The sum of the loan’s purchase price and ACL becomes its initial amortized cost basis. The difference between the initial amortized cost basis and the par value of the loan is a noncredit discount or premium, which is amortized into interest income over the life of the loan. Non-PCD loans are acquired that have experienced no or insignificant deterioration in credit quality since origination. The difference between the fair value and outstanding balance of the non-PCD loans is recognized as an adjustment to interest income over the lives of the loan.

Acquisitions

Heritage Southeast Bank

On January 1, 2023, the Company completed its acquisition of HSBI, pursuant to an Agreement and Plan of Merger dated July 27, 2022, by and between the Company and HSBI (the “HSBI Merger Agreement”). Upon the completion of the merger of HSBI with and into the Company, Heritage Bank, HSBI’s wholly-owned subsidiary, was merged with and into The First Bank. Under the terms of the HSBI Merger Agreement, each share of HSBI common stock was converted into the right to receive 0.965 of share of Company common stock. The Company paid a total consideration of $221.5 million to the former HSBI shareholders as consideration in the acquisition, which included 6,920,422 shares of the Company’s common stock, and $16 thousand in cash in lieu of fractional shares. The HSBI acquisition provided the opportunity for the Company to expand its operations in Georgia and the Florida panhandle.

In connection with the acquisition of HSBI, the Company recorded approximately $91.9 million of goodwill, of which $3.2 million funded the ACL for estimated losses on the acquired PCD loans, and $43.7 million core deposit intangible. Goodwill is not deductible for income taxes. The core deposit intangible will be amortized to expense over 10 years.

Expenses associated with the HSBI acquisition were $388 thousand and $4.9 million for the three months and twelve months period ended December 31, 2023, respectively. These costs included charges associated with legal and consulting expenses, which have been expensed as incurred.

The following table summarizes the finalized fair values of the assets acquired and liabilities assumed including the goodwill generated from the transaction on January 1, 2023, along with valuation adjustments that have been made since initially reported.

($ in thousands)	As Initially Reported	Measurement Period Adjustments	As Adjusted

Identifiable assets:

Cash and due from banks	$106,973	$(180)	$106,793

Investments	172,775	—	172,775

Loans	1,155,712	—	1,155,712

Core deposit intangible	43,739	—	43,739

Personal and real property	35,963	—	35,963

Other real estate owned	857	332	1,189

Bank owned life insurance	35,579	—	35,579

Deferred taxes	6,761	(632)	6,129

Interest receivable	4,349	—	4,349

Other assets	3,103	—	3,103

Total assets	1,565,811	(480)	1,565,331

Liabilities and equity:

Deposits	1,392,432	—	1,392,432

Trust Preferred	9,015	—	9,015

Other liabilities	34,271	—	34,271

Total liabilities	1,435,718	—	1,435,718

Net assets acquired	130,093	(480)	129,613

Consideration paid	221,538	—	221,538

Goodwill	$91,445	$480	$91,925

During the fourth quarter of 2023, the Company finalized its analysis and valuation adjustments have been made to cash and due from banks, other real estate owned, and deferred taxes since initially reported.

Beach Bancorp, Inc.

On August 1, 2022, the Company completed its acquisition of BBI, pursuant to an Agreement and Plan of Merger dated April 26, 2022 by and between the Company and BBI (the “BBI Merger Agreement”). Upon the completion of the merger of BBI with and into the Company, Beach Bank, BBI’s wholly-owned subsidiary, was merged with and into The First Bank. Under the terms of the BBI Merger Agreement, each share of BBI common stock and each share of BBI preferred stock was converted into the right to receive 0.1711 of a share of Company common stock (the “BBI Exchange Ratio”), and all stock options awarded under the BBI equity plans were converted automatically into an option to purchase shares of Company common stock on the same terms and conditions as applicable to each such BBI option as in effect immediately prior to the effective time, with the number of shares underlying each such option and the applicable exercise price adjusted based on the BBI Exchange Ratio. The BBI merger provides the opportunity for the Company to expand its operations in the Florida panhandle and enter the Tampa market. The Company paid consideration of approximately $101.5 million to the former BBI shareholders including 3,498,936 shares of the Company’s common stock and approximately $1 thousand in cash in lieu of fractional shares, and also assumed options entitling the owners thereof to purchase an additional 310,427 shares of the Company’s common stock.

In connection with the acquisition of BBI, the Company recorded approximately $23.7 million of goodwill and $9.8 million core deposit intangible. Goodwill is not deductible for income taxes. The core deposit intangible will be amortized to expense over 10 years. The Company also incurred $1.3 million of provision for credit losses on credit marks from the loans acquired from Beach Bank.

Expenses associated with the BBI acquisition were $4.0 thousand and $1.4 million for the three months and twelve months period ended December 31, 2023, respectively. These costs included charges associated with legal and consulting expenses, which have been expensed as incurred.

The following table summarizes the finalized fair values of the assets acquired and liabilities assumed including the goodwill generated from the transaction on August 1, 2022, along with valuation adjustments that have been made since initially reported.

($ in thousands)	As Initially Reported	Measurement Period Adjustments	As Adjusted

Purchase price:

Cash and stock	$101,470	$—	$101,470

Total purchase price	101,470	—	101,470

Identifiable assets:

Cash	$23,939	$—	$23,939

Investments	22,907	(264)	22,643

Loans	482,903	2,268	485,171

Other real estate	8,797	(580)	8,217

Bank owned life insurance	10,092	—	10,092

Core deposit intangible	9,791	—	9,791

Personal and real property	13,825	(1,868)	11,957

Deferred tax asset	28,105	(970)	27,135

Other assets	9,649	(414)	9,235

Total assets	610,008	(1,828)	608,180

Liabilities and equity:

Deposits	490,588	3	490,591

Borrowings	25,000	—	25,000

Other liabilities	14,772	—	14,772

Total liabilities	530,360	3	530,363

Net assets acquired	79,648	(1,831)	77,817

Goodwill	$21,822	$1,831	$23,653

During the third quarter of 2023, the Company finalized its analysis and valuation adjustments that were made to investments, loans, other real estate, personal and real property, deferred tax asset, other assets, and deposits.

Cadence Bank Branches

On December 03, 2021, The First completed its acquisition of seven Cadence Bank, N.A. (“Cadence”) branches in Northeast Mississippi (the “Cadence Branches”). In connection with the acquisition of the Cadence Branches, The First assumed $410.2 million in deposits, acquired $40.3 million in loans at fair value, acquired certain assets associated with the Cadence Branches at their book value, and paid a deposit premium of $1.0 million to Cadence. As a result of the acquisition, the Company will have an opportunity to increase its deposit base and reduce transaction costs. The Company also expects to reduce costs through economies of scale.

In connection with the acquisition of the Cadence Branches, the Company recorded a $1.6 million bargain purchase gain and $2.9 million core deposit intangible. The bargain purchase gain was generated as a result of the estimated fair value of net assets acquired exceeding the merger consideration, based on provisional fair values. The bargain purchase gain is considered non-taxable for income taxes purposes. The core deposit intangible will be amortized to expense over 10 years.

Expenses associated with the branch acquisition of the Cadence Branches were $81 thousand and $189 thousand for the three months and twelve months period ended December 31, 2023. These costs included charges associated with due diligence as well as legal and consulting expenses, which have been expensed as incurred. The Company also incurred $370 thousand of provision for credit losses on credit marks from the loans acquired.

The following table summarizes the provisional fair values of the assets acquired and liabilities assumed and the goodwill (bargain purchase gain) generated from the transaction:

($ in thousands)	As Initially Reported	Measurement Period Adjustments	As Adjusted

Identifiable assets:

Cash and due from banks	$ 359,916	$ —	$ 359,916

Loans	40,262	—	40,262

Core deposit intangible	2,890	—	2,890

Personal and real property	9,675	—	9,675

Other assets	135	—	135

Total assets	412,878	—	412,878

Liabilities and equity:

Deposits	410,171	—	410,171

Other liabilities	407	(281)	126

Total liabilities	410,578	(281)	410,297

Net assets acquired	2,300	281	2,581

Consideration paid	1,000	—	1,000

Bargain purchase gain	$ (1,300)	$ (281)	$ (1,581)

During the fourth quarter of 2022, the Company finalized its analysis and valuation adjustments were made to other liabilities since initially reported.

Supplemental Pro Forma Information

The following table presents certain supplemental pro forma information, for illustrative purposes only, for the years December 31, 2023 and 2022 as if the BBI and HSBI acquisitions had occurred on January 1, 2022. The pro forma financial information is not necessarily indicative of the results of operations had the acquisitions been effective as of this date.

($ in thousands)	Pro Forma for the Year Ended December 31,
	2023 (unaudited)	2022 (unaudited)

Net interest income	$249,325	$248,639

Non-interest income	46,705	58,645

Total revenue	296,030	307,284

Income before income taxes	105,879	118,465

Supplemental pro-forma earnings were adjusted to exclude acquisition costs incurred.

NOTE D - SECURITIES

The following table summarizes the amortized cost, gross unrealized gains, and losses, and estimated fair values of AFS securities and securities HTM at December 31, 2023 and 2022:

($ in thousands)	December 31, 2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Available-for-sale:

U.S. Treasury	$16,985	$—	$310	$16,675

Obligations of U.S. government agencies and sponsored entities	119,868	1	14,946	104,923

Tax-exempt and taxable obligations of states and municipal subdivisions	486,293	449	48,276	438,466

Mortgage-backed securities - residential	297,735	11	34,430	263,316

Mortgage-backed securities - commercial	198,944	76	20,675	178,345

Corporate obligations	41,347	—	3,750	37,597

Other	3,055	—	12	3,043

Total available-for-sale	$1,164,227	$537	$122,399	$1,042,365

Held-to-maturity:

U.S. Treasury	$89,688	$—	$2,804	$86,884

Obligations of U.S. government agencies and sponsored entities	33,659	—	1,803	31,856

Tax-exempt and taxable obligations of states and municipal subdivisions	246,908	9,566	14,697	241,777

Mortgage-backed securities - residential	141,573	—	14,237	127,336

Mortgage-backed securities - commercial	132,711	—	12,334	120,377

Corporate obligations	10,000	—	2,286	7,714

Total held-to-maturity	$654,539	$9,566	$48,161	$615,944

($ in thousands)	December 31, 2022
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Available-for-sale:

U.S. Treasury	$135,752	$—	$11,898	$123,854

Obligations of U.S. government agencies and sponsored entities	163,054	3	18,688	144,369

Tax-exempt and taxable obligations of states and municipal subdivisions	519,190	598	61,931	457,857

Mortgage-backed securities - residential	341,272	11	42,041	299,242

Mortgage-backed securities - commercial	215,200	60	24,363	190,897

Corporate obligations	43,869	—	2,987	40,882

Total available-for-sale	$1,418,337	$672	$161,908	$1,257,101

Held-to-maturity:

U.S. Treasury	$109,631	$—	$5,175	$104,456

Obligations of U.S. government agencies and sponsored entities	33,789	—	2,153	31,636

Tax-exempt and taxable obligations of states and municipal subdivisions	247,467	4,525	13,699	238,293

Mortgage-backed securities - residential	156,119	—	17,479	138,640

Mortgage-backed securities - commercial	134,478	7	13,798	120,687

Corporate obligations	10,000	—	1,615	8,385

Total held-to-maturity	$691,484	$4,532	$53,919	$642,097

The Company reassessed classification of certain investments and effective October 2022, the Company transferred $863 thousand of obligations of U.S. government agencies and sponsored entities, $1.2 million of mortgage -backed securities - commercial, and $137.5 million of tax-exempt and taxable obligations of states and municipal subdivisions from AFS to HTM securities. The securities were transferred at their amortized costs basis, net of any remaining unrealized gain or loss reported in accumulated other comprehensive income. The related unrealized loss of $36.8 million included in other comprehensive income remained in other comprehensive income, to be amortized out of other comprehensive income with an offsetting entry to interest income as a yield adjustment through earnings over the remaining term of the securities. There was no allowance for credit loss associated with the AFS securities that were transferred to HTM.

ACL on Securities

Securities Available-for-Sale

Quarterly, the Company evaluates if a security has a fair value less than its amortized cost. Once these securities are identified, in order to determine whether a decline in fair value resulted from a credit loss or other factors, the Company performs further analysis as outlined below:

•	Review the extent to which the fair value is less than the amortized cost and determine if the decline is indicative of credit loss or other factors.

•	The securities that violate the credit loss trigger above would be subjected to additional analysis.

•

If the Company determines that a credit loss exists, the credit portion of the allowance will be measured using the DCF analysis using the effective interest rate. The amount of credit loss the Company records will be limited to the amount by which the amortized cost exceeds the fair value. The allowance for the calculated credit loss will be monitored going forward for further credit deterioration or improvement.

At December 31, 2023 and 2022, the results of the analysis did not identify any securities where the decline was indicative of credit loss factors; therefore, no DCF analysis was performed, and no credit loss was recognized on any of the securities AFS.

Accrued interest receivable is excluded from the estimate of credit losses for securities AFS. Accrued interest receivable totaled $5.2 million and $6.2 million at December 31, 2023 and 2022, respectively and was reported in interest receivable on the accompanying Consolidated Balance Sheet.

All AFS securities were current with no securities past due or on nonaccrual as of December 31, 2023.

Securities Held to Maturity

At December 31, 2023, the potential credit loss exposure totaled $205 thousand and $242 thousand at December 31, 2023 and 2022, respectively and consisted of tax-exempt and taxable obligations of states and municipal subdivisions and corporate obligations securities. After applying appropriate probability of default (“PD”) and loss given default (“LGD”) assumptions, the total amount of current expected credit losses was deemed immaterial. Therefore, no reserve was recorded for the years ended December 31, 2023 and 2022.

Accrued interest receivable is excluded from the estimate of credit losses for securities held-to-maturity. Accrued interest receivable totaled $3.4 million and $3.6 million at December 31, 2023 and 2022, respectively and was reported in interest receivable on the accompanying Consolidated Balance Sheet.

At December 31, 2023, the Company had no securities held-to-maturity that were past due 30 days or more as to principal or interest payments. The Company had no securities held-to-maturity classified as nonaccrual for the years ended December 31, 2023 and 2022.

The Company monitors the credit quality of the debt securities held-to-maturity through the use of credit ratings. The Company monitors the credit ratings on a quarterly basis. The following table summarizes the amortized cost of debt securities held-to-maturity at December 31, 2023, aggregated by credit quality indicators.

($ in thousands)	December 31, 2023	December 31, 2022

Aaa	$431,527	$467,736

Aa1/Aa2/Aa3	129,751	110,854

A1/A2	13,902	13,757

BBB	10,000	10,000

Not rated	69,359	89,137

Total	$654,539	$691,484

The amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

($ in thousands)	December 31, 2023
Available-for-Sale	Amortized Cost	Fair Value

Within one year	$45,559	$45,246

One to five years	150,165	143,592

Five to ten years	306,927	270,342

Beyond ten years	164,897	141,524

Mortgage-backed securities: residential	297,735	263,316

Mortgage-backed securities: commercial	198,944	178,345

Total	$1,164,227	$1,042,365

Held-to-maturity

Within one year	$39,082	$38,725

One to five years	72,333	69,387

Five to ten years	54,428	49,697

Beyond ten years	214,412	210,422

Mortgage-backed securities: residential	141,573	127,336

Mortgage-backed securities: commercial	132,711	120,377

Total	$654,539	$615,944

The proceeds from sales and calls of securities and the associated gains and losses are listed below:

($ in thousands)	2023	2022	2021

Gross gains	$65	$82	$202

Gross losses	9,781	164	59

Realized net (loss) gain	$(9,716)	$(82)	$143

The amortized costs of securities pledged as collateral, to secure public deposits and for other purposes, was $1.095 billion and $1.031 billion at December 31, 2023 and 2022, respectively.

The following table summarizes securities in an unrealized losses position for which an allowance for credit losses has not been recorded at December 31, 2023 and 2022. The securities are aggregated by major security type and length of time in a continuous unrealized loss position:

	2023
($ in thousands)	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale:

U.S. Treasury	$—	$—	$16,675	$310	$16,675	$310

Obligations of U.S. government agencies and sponsored entities	123	—	104,495	14,946	104,618	14,946

Tax-exempt and taxable obligations of states and municipal subdivisions	20,879	1,479	389,113	46,797	409,992	48,276

Mortgage-backed securities - residential	222	2	262,012	34,428	262,234	34,430

Mortgage-backed securities - commercial	2,896	52	170,256	20,623	173,152	20,675

Corporate obligations	—	—	37,597	3,750	37,597	3,750

Other	3,055	12	—	—	3,055	12

Total available-for-sale	$27,175	$1,545	$980,148	$120,854	$1,007,323	$122,399

Held-to-maturity:

U.S. Treasury	$—	$—	$86,884	$2,804	$86,884	$2,804

Obligations of U.S. government agencies and sponsored entities	747	5	31,109	1,798	31,856	1,803

Tax-exempt and taxable obligations of states and municipal subdivisions	10,472	3,949	91,480	10,748	101,952	14,697

Mortgage-backed securities - residential	—	—	127,336	14,237	127,336	14,237

Mortgage-backed securities - commercial	920	2	119,457	12,332	120,377	12,334

Corporate obligations	—	—	7,714	2,286	7,714	2,286

Total held-to-maturity	$12,139	$3,956	$463,980	$44,205	$476,119	$48,161

	2022
	Less than 12 Months		12 Months or Longer		Total
($ in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale:

U.S. Treasury	$4,563	$419	$119,292	$11,479	$123,855	$11,898

Obligations of U.S. government agencies and sponsored entities	34,254	2,293	109,431	16,395	143,685	18,688

Tax-exempt and taxable obligations of states and municipal subdivisions	275,202	31,152	159,508	30,779	434,710	61,931

Mortgage-backed securities: residential	76,125	4,970	222,274	37,071	298,399	42,041

Mortgage-backed securities: commercial	50,193	3,025	136,062	21,338	186,255	24,363

Corporate obligations	35,142	1,995	5,739	992	40,881	2,987

Total available-for-sale	$475,479	$43,854	$752,306	$118,054	$1,227,785	$161,908

Held-to-maturity:

U.S. Treasury	$104,457	$5,175	$—	$—	$104,457	$5,175

Obligations of U.S. government agencies and sponsored entities	31,636	2,153	—	—	31,636	2,153

Tax-exempt and taxable obligations of states and municipal subdivisions	127,628	13,583	15,303	116	142,931	13,699

Mortgage-backed securities - residential	138,639	17,479	—	—	138,639	17,479

Mortgage-backed securities - commercial	119,758	13,798	—	—	119,758	13,798

Corporate obligations	8,385	1,615	—	—	8,385	1,615

Total held-to-maturity	$530,503	$53,803	$15,303	$116	$545,806	$53,919

At December 31, 2023 and December 31, 2022, the Company’s securities portfolio consisted of 1,125 and 1,265 securities, respectively, which were in an unrealized loss position. AFS securities in unrealized loss positions are evaluated for impairment related to credit losses at least quarterly. The unrealized losses shown above are due to increases in market rates over the yields available at the time of purchase of the underlying securities and not credit quality. The Company does not intend to sell these securities and it is more likely than not that the Company will not be required to sell the investments before recovery of their amortized cost basis. No allowance for credit losses was needed at December 31, 2023 or 2022.

NOTE E - LOANS

The Company uses four different categories to classify loans in its portfolio based on the underlying collateral securing each loan. The loans grouped together in each category have been determined to share similar risk characteristics with respect to credit quality. Those four categories are commercial, financial and agriculture, commercial real estate, consumer real estate, consumer installment;

Commercial, financial and agriculture - Commercial, financial and agriculture loans include loans to business entities issued for commercial, industrial, or other business purposes. This type of commercial loan shares a similar risk characteristic in that unlike commercial real estate loans, repayment is largely dependent on cash flow generated from the operation of the business.

Commercial real estate - Commercial real estate loans are grouped as such because repayment is mainly dependent upon either the sale of the real estate, operation of the business occupying the real estate, or refinance of the debt obligation. This includes both owner-occupied and non-owner occupied CRE secured loans, because they share similar risk characteristics related to these variables.

Consumer real estate - Consumer real estate loans consist primarily of loans secured by 1-4 family residential properties and/or residential lots. This includes loans for the purpose of constructing improvements on the residential property, as well as home equity lines of credit.

Consumer installment - Installment and other loans are all loans issued to individuals that are not for any purpose related to operation of a business, and not secured by real estate. Repayment on these loans is mostly dependent on personal income, which may be impacted by general economic conditions.

The composition of the loan portfolio as of December 31, 2023 and December 31, 2022, is summarized below:

($ in thousands)	December 31, 2023	December 31, 2022

Loans held for sale

Mortgage loans held for sale	$2,914	$4,443

Total LHFS	$2,914	$4,443

Loans held for investment

Commercial, financial, and agriculture (1)	$800,324	$536,192

Commercial real estate	3,059,155	2,135,263

Consumer real estate	1,252,795	1,058,999

Consumer installment	57,768	43,703

Total loans	5,170,042	3,774,157

Less allowance for credit losses	(54,032)	(38,917)

Net LHFI	$5,116,010	$3,735,240

(1)	Loan balance includes $386 thousand and $710 thousand in PPP loans as of December 31, 2023 and 2022, respectively.

Loans held for sale consist of mortgage loans originated by the Bank and sold into the secondary market. Commitments from investors to purchase the loans are obtained upon origination.

Accrued interest receivable is not included in the amortized cost basis of the Company’s LHFI. At December 31, 2023 and 2022, accrued interest receivable for LHFI totaled $24.7 million and $18.0 million, respectively, with no related ACL and was reported in interest receivable on the accompanying consolidated balance sheet.

Nonaccrual and Past Due LHFI

Past due LHFI are loans contractually past due 30 days or more as to principal or interest payments. Generally, the Company will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain.

The following tables presents the aging of the amortized cost basis in past due loans in addition to those loans classified as nonaccrual including PCD loans:

	December 31, 2023
($ in thousands)	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Nonaccrual	PCD	Total Past Due, Nonaccrual and PCD	Total LHFI	Nonaccrual and PCD with No ACL

Commercial, financial, and agriculture (1)	$2,043	$313	$353	$965	$3,674	$800,324	$465

Commercial real estate	1,698	630	3,790	647	6,765	3,059,155	410

Consumer real estate	3,992	220	1,806	3,098	9,116	1,252,795	680

Consumer installment	180	—	31	—	211	57,768	—

Total	$7,913	$1,163	$5,980	$4,710	$19,766	$5,170,042	$1,555

(1)	Total loan balance includes $386 thousand in PPP loans as of December 31, 2023.

	December 31, 2022
($ in thousands)	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Nonaccrual	PCD	Total Past Due, Nonaccrual and PCD	Total LHFI	Nonaccrual and PCD with No ACL

Commercial, financial, and agriculture (1)	$220	$—	$19	$—	$239	$536,192	$—

Commercial real estate	1,984	—	7,445	1,129	10,558	2,135,263	4,560

Consumer real estate	3,386	289	2,965	1,032	7,672	1,058,999	791

Consumer installment	173	—	1	—	174	43,703	—

Total	$5,763	$289	$10,430	$2,161	$18,643	$3,774,157	$5,351

(1)	Total loan balance includes $710 thousand in PPP loans as of December 31, 2022.

Acquired Loans

In connection with the acquisitions of BBI and HSBI, the Company acquired loans both with and without evidence of credit quality deterioration since origination. Acquired loans are recorded at their fair value at the time of acquisition with no carryover from the acquired institution’s previously recorded allowance for credit losses. Acquired loans are accounted for under ASC 326, Financial Instruments - Credit Losses.

The fair value for acquired loans recorded at the time of acquisition is based upon several factors including the timing and payment of expected cash flows, as adjusted for estimated credit losses and prepayments, and then discounting these cash flows using comparable market rates. The resulting fair value adjustment is recorded in the form of premium or discount to the unpaid principal balance of each acquired loan. As it relates to acquired PCD loans, the net premium or net discount is adjusted to reflect the Company’s allowance for credit losses (“ACL”) recorded for PCD loans at the time of acquisition, and the remaining fair value adjustment is accreted or amortized into interest income over the remaining life of the loan. As it relates to acquired loans not classified as PCD (“non-PCD”) loans, the credit loss and yield components of the fair value adjustments are aggregated, and the resulting net premium or net discount is accreted or amortized into interest income over the average remaining life of those loans. The Company records an ACL for non-PCD loans at the time of acquisition through provision expense, and therefore, no further adjustments are made to the net premium or net discount for non-PCD loans.

The estimated fair value of the non-PCD loans acquired in the BBI acquisition was $460.0 million, which is net of a $8.8 million discount. The gross contractual amounts receivable of the acquired non-PCD loans at acquisition was approximately $468.8 million, of which $6.4 million is the amount of contractual cash flows not expected to be collected.

The estimated fair value of the non-PCD acquired in the HSBI acquisition was $1.091 billion, which is net of a $33.7 million discount. The gross contractual amounts receivable of the acquired non-PCD loans at acquisition was approximately $1.125 billion, of which $16.5 million is the amount of contractual cash flows not expected to be collected.

The following table shows the carrying amount of loans acquired in the BBI and HSBI acquisition transaction for which there was, at the date of acquisition, more than insignificant deterioration of credit quality since origination:

($ in thousands)	BBI	HSBI

Purchase price of loans at acquisition	$27,669	$52,356

Allowance for credit losses at acquisition	1,303	3,176

Non-credit discount (premium) at acquisition	530	2,325

Par value of acquired loans at acquisition	$29,502	$57,857

As of December 31, 2023 and 2022, the amortized cost of the Company’s PCD loans totaled $57.8 million and $24.0 million, respectively, which had an estimated ACL of $3.7 million and $1.7 million, respectively.

Loan Modifications

The Company adopted ASU No. 2022-02 effective January 1, 2023. These amendments eliminate the TDR recognition and measurement guidance and enhanced disclosures for loan modifications to borrowers experiencing financial difficulty.

Occasionally, the Company modifies loans to borrowers in financial distress by providing principal forgiveness, term extension, and other-than-insignificant payment delay or interest rate reduction. When principal forgiveness is provided, the amount of forgiveness is charged-off against the allowance for credit losses.

In some cases, the Company provides multiple types of concessions on one loan. Typically, one type of concession, such as term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principal forgiveness, may be granted. For loans included in the “combination” columns below, multiple types of modifications have been made on the same loan within the current reporting period. The combination is at least two of the following: a term extension, principal forgiveness, an other-than-insignificant payment delay and/or an interest rate reduction.

The following table presents the amortized cost basis of loans at December 31, 2023 that were both experiencing financial difficulty and modified during 2023, by class and by type of modification. The percentage of the amortized cost basis of loans that were modified to borrowers in financial distress as compared to the amortized cost basis of each class of financing receivable is also presented below:

($ in thousands)	Term Extension	Percentage of Total Loans Held for Investment
Commercial real estate	$581	0.02%

Total	$581	0.02%

The Company has not committed to lend additional amounts to the borrowers included in the previous table.

Debt Restructurings Prior to the Adoption of ASU 2022-02

If the Company grants a concession to a borrower for economic or legal reasons related to a borrower’s financial difficulties that it would not otherwise consider, the loan is classified as TDRs.

As of December 31, 2022 and 2021 the Company had TDRs totaling $21.8 million and $24.2 million, respectively. As of December 31, 2022, the Company had no additional amount committed on any loan classified as TDR. As of December 31, 2022 and 2021 TDRs had a related ACL of $841 thousand and $4.3 million, respectively.

The following table presents LHFI by class modified as TDRs that occurred during the twelve months ended December 31, 2022 and 2021.

($ in thousands, except for number of loans)
December 31, 2022	Number of Loans	Outstanding Recorded Investment Pre-Modification	Outstanding Recorded Investment Post- Modification	Interest Income Recognized
Consumer real estate	1	$134	$135	$7

Total	1	$134	$135	$7

December 31, 2021
Commercial, financial, and agriculture	1	$38	$37	$4
Commercial real estate	5	5,151	4,890	230
Consumer real estate	4	222	187	5
Consumer installment	1	13	1	—

Total	11	$5,424	$5,115	$239

The TDRs presented above increased the ACL $22 thousand and $1.6 million and resulted in no charge-offs for the years ended December 31, 2022, and 2021, respectively.

The following table presents loans by class modified as TDRs for which there was a payment default within twelve months following the modification during the year ending December 31, 2022 and 2021.

($ in thousands, except for number of loans)	2022		2021

Troubled Debt Restructurings That Subsequently Defaulted:	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Commercial real estate	—	$—	—	$—
Consumer real estate	1	134	2	55

Total	1	$134	2	$55

The modifications described above included one of the following or a combination of the following: maturity date extensions, interest only payments, amortizations were extended beyond what would be available on similar type loans, and payment waiver. No interest rate concessions were given on these loans nor were any of these loans written down. A loan is considered to be in a payment default once it is 30 days contractually past due under the modified terms. The TDRs presented above increased the ACL $22 thousand and $21 thousand resulted in no charge-offs for the years ended December 31, 2022, and 2021, respectively.

The following tables represents the Company’s TDRs at December 31, 2022:

December 31, 2022

($ in thousands)	Current Loans	Past Due 30-89	Past Due 90 days and still accruing	Nonaccrual	Total
Commercial, financial, and agriculture	$49	$—	$—	$—	$49
Commercial real estate	13,561	—	—	6,121	19,682
Consumer real estate	1,077	—	—	929	2,006
Consumer installment	14	—	—	—	14

Total	$14,701	$—	$—	$7,050	$21,751

Allowance for credit losses	$350	$—	$—	$491	$841

Collateral Dependent Loans

The following table presents the amortized cost basis of collateral dependent individually evaluated loans by class of loans as of December 31, 2023 and 2022:

December 31, 2023

($ in thousands)	Real Property	Equipment	Miscellaneous	Total
Commercial financial, and agriculture	$—	$496	$918	$1,414
Commercial real estate	710	—	—	710
Consumer real estate	778	—	—	778

Total	$1,488	$496	$918	$2,902

December 31, 2022

($ in thousands)	Real Property	Total
Commercial real estate	$4,560	$4,560
Consumer real estate	998	998

Total	$5,558	$5,558

A loan is collateral dependent when the borrower is experiencing financial difficulty and repayment of the loan is expected to be provided substantially through the sale of the collateral. The following provides a qualitative description by class of loan of the collateral that secures the Company’s collateral dependent LHFI:

•	Commercial, financial and agriculture – Loans within these loan classes are secured by equipment, inventory accounts, and other non-real estate collateral.

•	Commercial real estate – Loans within these loan classes are secured by commercial real property.

•	Consumer real estate - Loans within these loan classes are secured by consumer real property.

•	Consumer installment - Loans within these loan classes are secured by consumer goods, equipment, and non-real estate collateral.

There have been no significant changes to the collateral that secures these financial assets during the period.

Loan Participations

The Company has loan participations, which qualify as participating interest, with other financial institutions. As of December 31, 2023, these loans totaled $304.0 million, of which $165.9 million had been sold to other financial institutions and $138.1 million was purchased by the Company. As of December 31, 2022, these loans totaled $202.6 million, of which $100.1 million had been sold to other financial institutions and $102.5 million was purchased by the company. The loan participations convey proportionate ownership rights with equal priority to each participating interest holder; involving no recourse (other than ordinary representations and warranties) to, or subordination by, any participating interest holder; all cash flows are divided among the participating interest holders in proportion to each holder’s share of ownership; and no holder has the right to pledge the entire financial asset unless all participating interest holders agree.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually to classify the loans as to credit risk. The Company uses the following definitions for risk ratings:

Pass: Loan classified as pass are deemed to possess average to superior credit quality, requiring no more than normal attention.

Special Mention: Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Company’s credit position at some future date.

Substandard: Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful: Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

These above classifications were the most current available as of December 31, 2023, and were generally updated within the prior year.

The tables below present the amortized cost basis of loans by credit quality indicator and class of loans based on the most recent analysis performed at year ends December 31, 2023 and 2022. Revolving loans converted to term as of year ended December 31, 2023 and 2022 were not material to the total loan portfolio.

($ in thousands)	Term Loans Amortized Cost Basis by Origination Year

As of December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving Loans	Total
Commercial, financial and agriculture:
Risk Rating
Pass	$102,263	$150,420	$113,487	$47,313	$36,065	$64,020	$281,646	$795,214
Special mention	—	—	—	141	797	3	10	951
Substandard	451	330	121	185	550	1,894	628	4,159
Doubtful	—	—	—	—	—	—	—	—

Total commercial, financial and agriculture	$102,714	$150,750	$113,608	$47,639	$37,412	$65,917	$282,284	$800,324
Current period gross write offs	$14	$51	$225	$139	$206	$110	$—	$745

Commercial real estate:
Risk Rating
Pass	$385,954	$825,505	$558,742	$377,085	$253,746	$569,428	$6,397	$2,976,857
Special mention	—	660	6,118	3,111	9,545	22,648	—	42,082
Substandard	136	7,293	393	566	5,427	26,401	—	40,216
Doubtful	—	—	—	—	—	—	—	—

Total commercial real estate	$386,090	$833,458	$565,253	$380,762	$268,718	$618,477	$6,397	$3,059,155
Current period gross write offs	$—	$—	$193	$—	$—	$57	$—	$250

Consumer real estate:
Risk Rating
Pass	$176,144	$334,056	$219,071	$127,539	$59,615	$163,464	$153,821	$1,233,710
Special mention	—	1,081	—	—	643	3,246	412	5,382
Substandard	502	404	511	1,559	514	6,988	3,225	13,703
Doubtful	—	—	—	—	—	—	—	—

Total consumer real estate	$176,646	$335,541	$219,582	$129,098	$60,772	$173,698	$157,458	$1,252,795
Current period gross write offs	$5	$19	$—	$—	$—	$25	$—	$49

Consumer installment:
Risk Rating
Pass	$24,482	$12,408	$7,316	$2,919	$1,213	$1,195	$8,156	$57,689
Special mention	—	—	—	—	—	—	—	—
Substandard	—	8	17	42	11	—	1	79
Doubtful	—	—	—	—	—	—	—	—

Total consumer installment	$24,482	$12,416	$7,333	$2,961	$1,224	$1,195	$8,157	$57,768
Current period gross write offs	$226	$567	$223	$179	$156	$576	$121	$2,048

Total
Pass	$688,843	$1,322,389	$898,616	$554,856	$350,639	$798,107	$450,020	$5,063,470
Special mention	—	1,741	6,118	3,252	10,985	25,897	422	48,415
Substandard	1,089	8,035	1,042	2,352	6,502	35,283	3,854	58,157
Doubtful	—	—	—	—	—	—	—	—

Total	$689,932	$1,332,165	$905,776	$560,460	$368,126	$859,287	$454,296	$5,170,042

Current period gross write offs	$245	$637	$641	$318	$362	$768	$121	$3,092

($ in thousands)	Term Loans Amortized Cost Basis by Origination Year

As of December 31, 2022	2022	2021	2020	2019	2018	Prior	Revolving Loans	Total
Commercial, financial and agriculture:
Risk Rating
Pass	$181,761	$141,174	$55,690	$53,954	$43,441	$52,038	$181	$528,239
Special mention	380	5,188	1,664	—	—	412	—	7,644
Substandard	50	—	—	34	33	192	—	309
Doubtful	—	—	—	—	—	—	—	—

Total commercial, financial and agriculture	$182,191	$146,362	$57,354	$53,988	$43,474	$52,642	$181	$536,192
Commercial real estate:
Risk Rating
Pass	$582,895	$436,661	$305,140	$217,626	$140,682	$368,185	$1,765	$2,052,954
Special mention	672	1,345	3,938	11,643	9,885	16,612	—	44,095
Substandard	50	2,830	908	1,694	4,797	27,935	—	38,214
Doubtful	—	—	—	—	—	—	—	—

Total commercial real estate	$583,617	$440,836	$309,986	$230,963	$155,364	$412,732	$1,765	$2,135,263
Consumer real estate:
Risk Rating
Pass	$325,853	$226,355	$136,052	$59,376	$51,515	$129,923	$112,278	$1,041,352
Special mention	—	—	—	—	823	3,846	—	4,669
Substandard	519	554	1,481	648	1,706	6,894	1,176	12,978
Doubtful	—	—	—	—	—	—	—	—

Total consumer real estate	$326,372	$226,909	$137,533	$60,024	$54,044	$140,663	$113,454	$1,058,999
Consumer installment:
Risk Rating
Pass	$18,925	$11,618	$5,031	$2,078	$832	$1,445	$3,725	$43,654
Special mention	—	—	—	—	—	—	—	—
Substandard	4	13	24	—	3	5	—	49
Doubtful	—	—	—	—	—	—	—	—

Total consumer installment	$18,929	$11,631	$5,055	$2,078	$835	$1,450	$3,725	$43,703
Total
Pass	$1,109,434	$815,808	$501,913	$333,034	$236,470	$551,591	$117,949	$3,666,199
Special mention	1,052	6,533	5,602	11,643	10,708	20,870	—	56,408
Substandard	623	3,397	2,413	2,376	6,539	35,026	1,176	51,550
Doubtful	—	—	—	—	—	—	—	—

Total	$1,111,109	$825,738	$509,928	$347,053	$253,717	$607,487	$119,125	$3,774,157

Allowance for Credit Losses (ACL)

The ACL is a valuation account that is deducted from loans’ amortized cost basis to present the net amount expected to be collected on the loans. It is comprised of a general allowance for loans that are collectively assessed in pools with similar risk characteristics and a specific allowance for individually assessed loans. The allowance is continuously monitored by management to maintain a level adequate to absorb expected credit losses in the loan portfolio.

The ACL represents the estimated losses for financial assets accounted for on an amortized cost basis. Expected losses are calculated using relevant information, from internal and external sources, about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in environment conditions, such as changes in unemployment rates, property values, or other relevant factors. Management may selectively apply external market data to subjectively adjust the Company’s own loss history including index or peer data. Expected losses are estimated over the contractual term of the loans, adjusted for expected prepayments. The contractual term excludes expected extensions, renewals, and modifications. Loans are charged-off against the allowance when management believes the uncollectibility of a loan balance is confirmed and recoveries are credited to the allowance when received. Expected recovery amounts may not exceed the aggregate of amounts previously charged-off.

The ACL is measured on a collective basis when similar risk characteristics exist. Generally, collectively assessed loans are grouped by call code (segments). Segmenting loans by call code will group loans that contain similar types of collateral, purposes, and are usually structured with similar terms making each loan’s risk profile very similar to the rest in that segment. Each of these segments then flows up into one of the four bands (bands), Commercial, Financial, and Agriculture, Commercial Real Estate, Consumer Real Estate, and Consumer Installment. In accordance with the guidance in ASC 326, the Company redefined its LHFI portfolio segments and related loan classes based on the level at which risk is monitored within the ACL methodology. Construction loans for 1-4 family residential properties with a call code 1A1, and other construction, all land development and other land loans with a call code 1A2 were previously separated between the Commercial Real Estate or Consumer Real Estate bands based on loan type code. Under our ASC 326 methodology 1A1 loans are all defined as part of the Consumer Real Estate band and 1A2 loans are all defined as part of the Commercial Real Estate Band.

The PD calculation analyzes the historical loan portfolio over the given lookback period to identify, by segment, loans that have defaulted. A default is defined as a loan that has moved to past due 90 days and greater, nonaccrual status, or experienced a charge-off during the period. The model observes loans over a 12-month window, detecting any events previously defined. This information is then used by the model to calculate annual iterative count-based PD rates for each segment. This process is then repeated for all dates within the historical data range. These averaged PDs are used for an immediate reversion back to the historical mean. The historical data used to calculate this input was captured by the Company from 2009 through the most recent quarter end.

The Company utilizes reasonable and supportable forecasts of future economic conditions when estimating the ACL on loans. The model’s calculation also includes a 24-month forecasted PD based on a regression model that calculated a comparison of the Company’s historical loan data to various national economic metrics during the same periods. The results showed the Company’s past losses having a high rate of correlation to unemployment, both regionally and nationally. Using this information, along with the most recently published Wall Street Journal survey of sixty economists’ forecasts predicting unemployment rates out over the next eight quarters, a corresponding future PD can be calculated for the forward-looking 24-month period. This data can also be used to predict loan losses at different levels of stress, including a baseline, adverse and severely adverse economic condition. After the forecast period, PD rates revert to the historical mean of the entire data set.

The LGD calculation is based on actual losses (charge-offs, net recoveries) at a loan level experienced over the entire lookback period aggregated to get a total for each segment of loans. The aggregate loss amount is divided by the exposure at default to determine an LGD rate. Defaults occurring during the lookback period are included in the denominator, whether a loss occurred or not and exposure at default is determined by the loan balance immediately preceding the default event. If there is not a minimum of five past defaults in a loan segment, or less than 15.0% calculated LGD rate, or the total balance at default is less than 1.0% of the balance in the respective call code as of the model run date, a proxy index is used. This index is proprietary to the Company’s ACL modeling vendor derived from loss data of other client institutions similar in organization structure to the Company. The vendor also provides a “crisis” index derived from loss data between the post-recessionary years of 2008-2013 that the Company uses.

The model then uses these inputs in a non-discounted version of DCF methodology to calculate the quantitative portion of estimated losses. The model creates loan level amortization schedules that detail out the expected monthly payments for a loan including estimated prepayments and payoffs. These expected cash flows are discounted back to present value using the loan’s coupon rate instead of the effective interest rate. On a quarterly basis, the Company uses internal credit portfolio data, such as changes in portfolio volume and composition, underwriting practices, and levels of past due loans, nonaccruals and classified assets along with other external information not used in the quantitative calculation to determine if any subjective qualitative adjustments are required so that all significant risks are incorporated to form a sufficient basis to estimate credit losses.

The following table presents the activity in the allowance for credit losses by portfolio segment for the years ended December 31, 2023, 2022, and 2021.

	December 31, 2023

($ in thousands)	Commercial, Financial and Agriculture	Commercial Real Estate	Consumer Real Estate	Consumer Installment	Total
Allowance for credit losses:
Beginning balance	$6,349	$20,389	$11,599	$580	$38,917
Initial allowance on PCD loans	727	2,260	182	7	3,176
Provision for credit losses	2,164	6,610	3,279	1,697	13,750
Loans charged-off	(745)	(250)	(49)	(2,048)	(3,092)
Recoveries	349	116	249	567	1,281

Total ending allowance balance	$8,844	$29,125	$15,260	$803	$54,032

	December 31, 2022

($ in thousands)	Commercial, Financial and Agriculture	Commercial Real Estate	Consumer Real Estate	Consumer Installment	Total
Allowance for credit losses:
Beginning balance	$4,873	$17,552	$7,889	$428	$30,742
Initial allowance on PCD loans	614	576	113	—	1,303
Provision for credit losses	688	1,742	2,786	134	5,350
Loans charged-off	(259)	(72)	(204)	(683)	(1,218)
Recoveries	433	591	1,015	701	2,740

Total ending allowance balance	$6,349	$20,389	$11,599	$580	$38,917

	December 31, 2021

($ in thousands)	Commercial, Financial and Agriculture	Commercial Real Estate	Consumer Real Estate	Consumer Installment	Total
Allowance for credit losses:
Beginning balance	$6,214	$24,319	$4,736	$551	$35,820
Impact of ASC 326 adoption on
non-PCD loans	(1,319)	(4,607)	5,257	(49)	(718)
Impact of ASC 326 adoption on
PCD loans	166	575	372	2	1,115
Provision for credit losses (1)	1,041	(100)	(2,314)	(83)	(1,456)
Loans charged-off	(1,662)	(3,523)	(473)	(555)	(6,213)
Recoveries	433	888	311	562	2,194

Total ending allowance balance	$4,873	$17,552	$7,889	$428	$30,742

(1)

The negative provision of $1.5 million for credit losses on the consolidated statements of income is net of a $370 thousand provision for credit marks in the Cadence Bank Branches loans acquired for the year ended December 31, 2022.

The Company recorded a $13.8 million, provision for credit losses for the year ended December 31, 2023, compared to $5.4 million for the year ended December 31, 2022. The 2023 provision for credit losses increase is attributable to loan growth and the acquisition of HSBI in January 2023. Total loans were $5.116 billion at December 31, 2023, compared to $3.735 billion at December 31, 2022, representing an increase of $1.381 billion, or 37.0%. During January 2023, loans totaling $1.159 billion, net of purchase accounting adjustments, were acquired as part of the HSBI acquisition. The initial ACL on PCD loans recorded in March 2023, of $3.2 million was related to the HSBI acquisition. In addition, the 2023 provision for credit losses includes $10.7 million associated with day one post-merger accounting provision recorded for non-PCD loans and unfunded commitments acquired in the HSBI acquisition. The 2022 provision includes $3.9 million associated with day one post-merger accounting provision recorded for non-PCD loans and unfunded commitments and a $1.3 million initial allowance recorded on PCD loans acquired as part of the BBI merger.

The Company recorded a $5.4 million, provision for credit losses for the year ended December 31, 2022, compared to $1.5 million, negative provision for credit losses for the year ended December 31, 2021. The 2022 provision for credit losses includes $3.9 million associated with day one post-merger accounting provision recorded for non-PCD loans and unfunded commitments. A $1.3 million initial allowance was recorded on PCD loans acquired in the BBI merger. The negative provision for 2021 was composed of a $1.5 million decrease in the ACL for LHFI, net of $370 thousand provision for credit marks on the Cadence Bank Branches loans acquired. The negative provision for credit losses in 2021 was primarily due to the improved macroeconomic outlook for 2021.

The following table provides the ending balance in the Company’s LHFI and the ACL, broken down by portfolio segment as of December 31, 2023 and 2022. The table also provides additional detail as to the amount of our loans and allowance that correspond to individual versus collective impairment evaluation.

($ in thousands) December 31, 2023	Commercial, Financial and Agriculture	Commercial Real Estate	Consumer Real Estate	Consumer Installment	Total
LHFI
Individually evaluated	$1,414	$710	$778	$—	$2,902
Collectively evaluated	798,910	3,058,445	1,252,017	57,768	5,167,140

Total	$800,324	$3,059,155	$1,252,795	$57,768	$5,170,042

Allowance for Credit Losses
Individually evaluated	$408	$—	$—	$—	$408
Collectively evaluated	8,436	29,125	15,260	803	53,624

Total	$8,844	$29,125	$15,260	$803	$54,032

($ in thousands) December 31, 2022	Commercial, Financial and Agriculture	Commercial Real Estate	Consumer Real Estate	Consumer Installment	Total
LHFI
Individually evaluated	$—	$4,560	$998	$—	$5,558
Collectively evaluated	536,192	2,130,703	1,058,001	43,703	3,768,599

Total	$536,192	$2,135,263	$1,058,999	$43,703	$3,774,157

Allowance for Credit Losses
Individually evaluated	$—	$—	$5	$—	$5
Collectively evaluated	6,349	20,389	11,594	580	38,912

Total	$6,349	$20,389	$11,599	$580	$38,917

NOTE F - PREMISES AND EQUIPMENT

Premises and equipment owned and utilized in the operations of the Company are stated at cost, less accumulated depreciation and amortization as follows:

($ in thousands)	2023	2022
Premises:
Land	$48,460	$40,846
Buildings and improvements	126,013	100,830
Equipment	41,788	32,486
Construction in progress	1,808	6,447

	218,069	180,609
Less accumulated depreciation and amortization	43,760	37,091

Total	$174,309	$143,518

The amounts charged to operating expense for depreciation were $7.4 million, $5.7 million, and $5.4 million in 2023, 2022 and 2021, respectively.

NOTE G - DEPOSITS

Time deposits that meet or exceed the FDIC Insurance limit of $250,000 at December 31, 2023 and 2022, were $292.9 million and $146.6 million, respectively.

At December 31, 2023, the scheduled maturities of time deposits included in interest-bearing deposits were as follows:

($ in thousands)

Year	Amount
2024	$971,259
2025	59,867
2026	13,593
2027	7,575
2028	14,935
Thereafter	8,527

Total	$1,075,756

NOTE H - BORROWED FUNDS

At December 31, 2023 and 2022, borrowed funds consisted of the following:

($ in thousands)	2023	2022
Bank Term Funding Program	$390,000	$—
FHLB advances	—	130,100

Total	$390,000	$130,100

On March 12, 2023, the Federal Reserve Board announced the Bank Term Funding Program (“BTFP”), which offers loans to banks with a term up to one year. The loans are secured by pledging the banks’ U.S. treasuries, agency securities, agency securities, agency mortgage-backed securities, and any other qualifying asset. These pledged securities will be valued at par for collateral purposes. The BTFP offers up to one year fixed-rate term borrowings that are prepayable without penalty.

In 2023, the Bank participated in the BTFP and had outstanding debt of $390.0 million, pledged securities totaling a fair value for $362.4 million at December 31, 2023. The securities pledged have a par value of $398.1 million. The Bank’s BTFP borrowings, which were drawn between March 15, 2023 and December 28, 2023, bear interest rates ranging from 4.69% to 4.83% and are set to mature one year from their issuance date.

In 2022, each advance from the FHLB was payable at its maturity date, with a prepayment penalty for fixed rate advances. Interest was payable monthly at rates ranging from 4.55% to 4.58%. Advances due to the FHLB are collateralized by a blanket lien on first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. In 2022, advances due to the FHLB were collateralized by $3.651 billion in loans. Based on this collateral and holdings of FHLB stock, the Company is eligible to borrow up to a total of $2.051 billion and $1.679 billion at December 31, 2023 and 2022, respectively.

Payments over the next five years are as follows:

($ in thousands)
2024	$390,000
2025	—
2026	—
2027	—
2028	—

NOTE I – LEASE OBLIGATIONS

The Company enters into leases in the normal course of business primarily for financial centers, back-office operations locations and business development offices. The Company’s leases have remaining terms ranging from 1 to 8 years.

The Company includes lease extension and termination options in the lease term if, after considering relevant economic factors, it is reasonably certain the Company will exercise the option. In addition, the Company has elected to account for any non-lease components in its real estate leases as part of the associated lease component. The Company has also elected not to recognize leases with original lease terms of 12 months or less (short-term leases) on the Company’s balance sheet.

Leases are classified as operating or finance leases at the lease commencement date. Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term and is recorded in net occupancy and equipment expense in the consolidated statements of income and other comprehensive income. Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date and based on the estimated present value of lease payments over the lease term.

The Company uses its incremental borrowing rate at lease commencement to calculate the present value of lease payments when the rate implicit in a lease is not known. The Company’s incremental borrowing rate is based on the FHLB amortizing advance rate, adjusted for the lease term and other factors.

The following table details balance sheet information, as well as weighted-average lease terms and discount rates, related to leases at December 31, 2023 and 2022.

($ in thousands)	December 31, 2023	December 31, 2022
Right-of-use assets:
Operating leases	$6,387	$7,620
Finance leases, net of accumulated depreciation	1,466	1,930

Total right-of-use assets	$7,853	$9,550

Lease liabilities:
Operating lease	$6,550	$7,810
Finance lease	1,739	1,918

Total lease liabilities	$8,289	$9,728

Weighted average remaining lease term
Operating leases	7.2 years	7.5 years
Finance leases	7.9 years	8.9 years

Weighted average discount rate
Operating leases	2.0%	1.8%
Finance leases	2.2%	2.2%

The table below summarizes our net lease costs.

($ in thousands)	December 31,

	2023	2022	2021
Operating lease cost	$1,504	$1,464	$1,657
Finance lease cost:
Interest on lease liabilities	40	44	7
Amortization of right-of-use	464	464	263

Net lease cost	$2,008	$1,972	$1,927

The table below summarizes the maturity of remaining lease liabilities at December 31, 2023.

($ in thousands)	December 31, 2023

	Operating Leases	Finance Leases

2024	$1,144	$220
2025	1,043	220
2026	945	222
2027	777	252
2028	691	252
Thereafter	2,439	735

Total lease payments	7,039	1,901
Less: Interest	(489)	(162)

Present value of lease liabilities	$6,550	$1,739

NOTE J - REGULATORY MATTERS

On January 15, 2022, The First, A National Banking Association, a subsidiary of the Company, converted from a national banking association to a Mississippi state-chartered bank and changed its name to The First Bank. The First Bank is a member of the Federal Reserve System through the Federal Reserve Bank of Atlanta.

The Company and its subsidiary bank are subject to regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its subsidiary bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgment by regulators about components, risk weightings, and other related factors.

To ensure capital adequacy, quantitative measures have been established by regulators, and these require the Company and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), Tier 1 capital to adjusted total assets (leverage) and common equity Tier 1.

Management believes, as of December 31, 2023, that the Company met all capital adequacy requirements to which they are subject. Under Basel III requirements, a financial institution is considered to be well-capitalized if it has a total risk-based capital ratio of 10% or more, has a Tier 1 risk-based capital ratio of 8% or more, has a common equity Tier 1 of 6.5%, and has a Tier 1 leverage capital ratio of 5% or more.

The actual capital amounts and ratios, excluding unrealized losses, at December 31, 2023 and 2022 are presented in the following table. No amount was deducted from capital for interest-rate risk exposure.

($ in thousands)
December 31, 2023	Company (Consolidated)		Subsidiary The First

	Amount	Ratio	Amount	Ratio

Total risk-based	$892,310	15.0%	$875,071	14.8%
Common equity Tier 1	715,858	12.1%	821,246	13.8%
Tier 1 risk-based	740,113	12.5%	821,246	13.8%
Tier 1 leverage	740,113	9.7%	821,246	10.7%

December 31, 2022	Amount	Ratio	Amount	Ratio
Total risk-based	$753,708	16.7%	$739,616	16.4%
Common equity Tier 1	570,660	12.7%	701,099	15.6%
Tier 1 risk-based	586,068	13.0%	701,099	15.6%
Tier 1 leverage	586,068	9.3%	701,099	11.1%

The minimum amounts of capital and ratios, not including Accumulated Other Comprehensive Income, as established by banking regulators at December 31, 2023, and 2022, were as follows:

($ in thousands)
December 31, 2023	Company (Consolidated)		Subsidiary The First

	Amount	Ratio	Amount	Ratio

Total risk-based	$475,183	8.0%	$474,679	8.0%
Common equity Tier 1	267,291	4.5%	267,007	4.5%
Tier 1 risk-based	356,387	6.0%	356,009	6.0%
Tier 1 leverage	237,592	4.0%	237,339	4.0%

December 31, 2022	Amount	Ratio	Amount	Ratio
Total risk-based	$360,597	8.0%	$360,071	8.0%
Common equity Tier 1	202,836	4.5%	202,540	4.5%
Tier 1 risk-based	270,447	6.0%	270,053	6.0%
Tier 1 leverage	180,298	4.0%	180,035	4.0%

The principal sources of funds to the Company to pay dividends are the dividends received from the Bank. Consequently, dividends are dependent upon The First’s earnings, capital needs, regulatory policies, as well as statutory and regulatory limitations. Federal Reserve regulations limit dividends, stock repurchases and discretionary bonuses to executive officers if the Company’s regulatory capital is below the level of regulatory minimums plus the applicable capital conservation buffer. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Approval by the Company’s regulators is required if the total of all dividends declared in any calendar year exceed the total of its net income for that year combined with its retained net income of the preceding two years. In 2023, the Bank had available $147.3 million to pay dividends.

NOTE K - INCOME TAXES

The components of income tax expense are as follows:

($ in thousands)	Years Ended December 31,

	2023	2022	2021
Current:
Federal	$11,754	$12,071	$12,546
State	2,587	2,759	2,630
Deferred	7,006	940	1,739

Total income tax expense	$21,347	$15,770	$16,915

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

($ in thousands)	Years Ended December 31,

	2023		2022		2021

	Amount	%	Amount	%	Amount	%
Income taxes at statutory rate	$20,289	21%	$16,525	21%	$17,027	21%
Tax-exempt income, net	(1,696)	(2)%	(2,369)	(3)%	(1,692)	(2)%
Nondeductible expenses	144	— %	391	— %	29	— %
State income tax, net of federal tax effect	3,064	4%	2,251	3%	2,299	3%
Federal tax credits, net	(715)	(1)%	(715)	(1)%	(715)	(1)%
Other, net	261	— %	(313)	— %	(33)	— %

	$21,347	22%	$15,770	20%	$16,915	21%

The components of deferred income taxes included in the consolidated financial statements were as follows:

($ in thousands)	December 31,

	2023	2022

Deferred tax assets:

Allowance for credit losses	$13,276	$9,581

Net operating loss carryover	27,256	24,531

Nonaccrual loan interest	826	600

Other real estate	1,092	894

Deferred compensation	1,161	1,205

Loan purchase accounting	6,438	2,554

Unrealized loss on available-for-sale securities	38,776	48,738

Lease liability	2,037	2,395

Other	5,014	3,299

	95,876	93,797

Deferred tax liabilities:

Securities	(560)	(627)

Premises and equipment	(9,017)	(6,588)

Core deposit intangible	(16,094)	(7,628)

Goodwill	(2,651)	(2,388)

Right-of-use asset	(1,929)	(2,517)

Other	(1,461)	(596)

	(31,712)	(20,344)

Net deferred tax asset/(liability), included in other assets/(liabilities)	$64,164	$73,453

With the acquisition of Baldwin Bancshares, Inc. in 2013, BCB Holding Company, Inc. in 2014, Gulf Coast Community Bank in 2017, Sunshine Financial, Inc. in 2018, and FPB Financial Corp. in 2019, SWG in 2020, BBI in 2022, and HSBI in 2023, the Company assumed federal tax net operating loss carryovers. $228.9 million of net operating losses remain available to the Company and begin to expire in 2026. The Company expects to fully utilize the net operating losses.

The Company follows the guidance of ASC Topic 740, Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. As of December 31, 2023, the Company had no uncertain tax positions that it believes should be recognized in the financial statements. The tax years still subject to examination by taxing authorities are years subsequent to 2019.

NOTE L - EMPLOYEE BENEFITS

The Company and the Bank provide a deferred compensation arrangement (401k plan) whereby employees contribute a percentage of their compensation. For employee contributions of six percent or less, the Company and its subsidiary bank provide a 50% matching contribution. Contributions totaled $1.5 million in 2023, $1.2 million in 2022, and $1.1 million in 2021.

The Company sponsors an Employee Stock Ownership Plan (ESOP) for employees who have completed one year of service for the Company and attained age 21. Employees become fully vested after five years of service. Contributions to the plan are at the discretion of the Board of Directors. At December 31, 2023, the ESOP held 5,728 shares valued at $168 thousand of Company common stock and had no debt obligation. All shares held by the plan were considered outstanding for net income per share purposes. Total ESOP expense was $24 thousand for 2023, $33 thousand for 2022, and $3 thousand for 2021.

In 2014, the Company established a Supplemental Executive Retirement Plan (“SERP”) for three active key executives. During 2016, the Company established a SERP for eight additional active key executives. Pursuant to the SERP, these officers are entitled to receive 180 equal monthly payments commencing at the later of obtaining age 65 or separation from service. The costs of such benefits, assuming a retirement date at age 65, are accrued by the Company and included in other liabilities in the Consolidated Balance Sheets. The SERP balance at December 31, 2023 and 2022 was $4.6 million and $3.7 million, respectively. The Company accrued to expense $951 thousand for 2023, $945 thousand for 2022, and $945 thousand for 2021 for future benefits payable under the SERP. The SERP is an unfunded plan and is considered a general contractual obligation of the Company.

Upon the acquisition of Iberville Bank, Southwest Banc Shares, Inc., FMB Banking Corporation, and SWG, the Bank assumed deferred compensation agreements with directors and employees. At December 31, 2023, the total liability of the deferred compensation agreements was $763 thousand, $1.1 million, $2.6 million, and $273 thousand, respectively. Deferred compensation expense totaled $24 thousand, $152 thousand, $112 thousand, and $19 thousand, respectively for 2023.

NOTE M - STOCK PLANS

In 2007, the Company adopted the 2007 Stock Incentive Plan. The 2007 Plan provided for the issuance of up to 315,000 shares of Company Common Stock, $1.00 par value per share. In 2015, the Company adopted an amendment to the 2007 Stock Incentive Plan which provided for the issuance of an additional 300,000 shares of Company Common Stock, $1.00 par value per share, for a total of 615,000 shares. In 2021, the Company adopted an amendment to the 2007 Stock Incentive Plan which provided for the issuance of an additional 500,000 shares of Company Common Stock, $1.00 par value per share, for a total of 1,115,000 shares. Shares issued under the 2007 Plan may consist in whole or in part of authorized but unissued shares or treasury shares. Total shares issuable under the plan are 239,964 at year-end 2023, and 167,173 and 129,950 shares were issued in 2023 and 2022, respectively.

A summary of changes in the Company’s nonvested shares for the year follows:

Nonvested shares	Shares	Weighted- Average Grant-Date Fair Value

Nonvested at January 1, 2023	364,056	$31.88

Granted	167,173

Vested	(54,094)

Forfeited	(12,194)

Nonvested at December 31, 2023	464,941	$31.08

As of December 31, 2023, there was $8.5 million of total unrecognized compensation cost related to nonvested shares granted under the Plan. The costs are expected to be recognized over the remaining term of the vesting period (approximately 5 years). The total fair value of shares vested during the years ended December 31, 2023, 2022 and 2021 was $1.7 million, $2.5 million, and $3.2 million.

Compensation cost in the amount of $2.3 million was recognized for the year ended December 31, 2023, $2.4 million was recognized for the year ended December 31, 2022 and $3.1 million for the year ended December 31, 2021.

Shares of restricted stock granted to employees under this stock plan are subject to restrictions as to the vesting period. The restricted stock award becomes 100% vested on the earliest of 1) the vesting period provided the Grantee has not incurred a termination of employment prior to that date, 2) the Grantee’s retirement, or 3) the Grantee’s death. During this period, the holder is entitled to full voting rights and dividends. The dividends are held by the Company and only paid if and when the grants are vested. The 2007 Plan also contains a double trigger change-in-control provision pursuant to which unvested shares of stock granted through the plan will be accelerated upon a change in control if the executive is terminated without cause as a result of the transaction (as long as the shares granted remain part of the Company or are transferred into the shares of the new company).

In 2022, as part of the BBI acquisition, the Company assumed outstanding options previously granted by BBI under the BBI 2018 Stock Option Plan (“legacy BBI options”). In connection with the assumption of the legacy BBI options, the Company reserved for issuance 310,427 shares of common stock to be issued upon exercise of such options. These options had a weighted average exercise price of $29.23 and were fully vested upon acquisition.

NOTE N - SUBORDINATED DEBT

Debentures

On June 30, 2006, the Company issued $4.1 million of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust 2 (“Trust 2”). The debentures are the sole asset of Trust 2, and the Company is the sole owner of the common equity of Trust 2. Trust 2 issued $4.0 million of Trust Preferred Securities to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust 2’s obligations under the preferred securities. The preferred securities are redeemable by the Company at its option. The preferred securities must be redeemed upon maturity of the debentures in 2036. Interest on the preferred securities is the three-month term Secured Overnight Financing Rate (“SOFR”) plus 1.65% plus a tenor spread adjustment of 0.026161% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities.

On July 27, 2007, the Company issued $6.2 million of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust 3 (“Trust 3”). The Company owns all of the common equity of Trust 3, and the debentures are the sole asset of Trust 3. Trust 3 issued $6.0 million of Trust Preferred Securities to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust 3’s obligations under the preferred securities. The preferred securities are redeemable by the Company at its option. The preferred securities must be redeemed upon maturity of the debentures in 2037. Interest on the preferred securities is the three-month term SOFR plus 1.40% plus a tenor spread adjustment of 0.026161% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities.

In 2018, as a result of the acquisition of FMB Banking Corporation (“FMB”), the Company became the successor to FMB’s obligations in respect of $6.2 million of floating rate junior subordinated debentures issued to FMB Capital Trust 1 (“FMB Trust”). The debentures are the sole asset of FMB Trust, and the Company is the sole owner of the common equity of FMB Trust. FMB Trust issued $6.0 million of Trust Preferred Securities to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of FMB Trust’s obligations under the preferred securities. The preferred securities issued by the FMB Trust are redeemable by the Company at its option. The preferred securities must be redeemed upon maturity of the debentures in 2033. Interest on the preferred securities is the three-month term SOFR plus 2.85% plus a tenor spread adjustment of 0.026161% and is payable quarterly.

On January 1, 2023, as a result of the acquisition of HSBI, the Company became the successor to HSBI’s obligations in respect of $10.3 million of subordinated debentures issued to Liberty Shares Statutory Trust II (“Liberty Trust”). The debentures are the sole asset of Liberty Trust, and the Company is the sole owner of the common equity of Liberty Trust. Liberty Trust issued $10.0 million of preferred securities to an investor. The Company’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of

Liberty Trust’s obligations under the preferred securities. The preferred securities issued by the Liberty Trust are redeemable by the Company at its option. The preferred securities must be redeemed upon maturity of the debentures in 2036. Interest on the preferred securities is the three-month term SOFR plus 1.48% plus a tenor spread adjustment of 0.026161% and is payable quarterly.

In accordance with the provisions of ASC Topic 810, Consolidation, the Trust 2, Trust 3, FMB Trust, and Liberty Trust are not included in the consolidated financial statements.

Notes

On April 30, 2018, The Company entered into two Subordinated Note Purchase Agreements pursuant to which the Company sold and issued $24.0 million in aggregate principal amount of 5.875% fixed-to-floating rate subordinated notes due 2028 (the “Notes due 2028”) and $42.0 million in aggregate principal amount of 6.40% fixed-to-floating rate subordinated notes due 2033 (the “Notes due 2033”). In May of 2023, the Company redeemed all $24.0 million of the outstanding 5.875% fixed-to-floating rate subordinated notes due 2028.

The Notes due 2033 are not convertible into or exchangeable for any other securities or assets of the Company or any of its subsidiaries. The Notes due 2033 are not subject to redemption at the option of the holder. Principal and interest on the Notes due 2033 are subject to acceleration only in limited circumstances. The Notes due 2033 are unsecured, subordinated obligations of the Company and rank junior in right to payment to the Company’s current and future senior indebtedness, and each Note is pari passu in right to payment with respect to the other Notes. The Notes due 2033 have a fifteen year term, maturing May 1, 2033, and will bear interest at a fixed annual rate of 6.40%, payable quarterly in arrears, for the first ten years of the term. Thereafter, the interest rate will re-set quarterly to an interest rate per annum equal to a benchmark rate (which is expected to be three-month term SOFR plus 3.39% plus a tenor spread adjustment of 0.026161%), payable quarterly in arrears. As provided in the Notes due 2033, under specified conditions the interest rate on the Notes due 2033 during the applicable floating rate period may be determined based on a rate other than Three-Month Term SOFR. The Company is entitled to redeem the Notes due 2033, in whole or in part, on any interest payment date on or after May 1, 2028, and to redeem the Notes due 2033 at any time in whole upon certain other specified events.

On September 25, 2020, The Company entered into a Subordinated Note Purchase Agreement with certain qualified institutional buyers pursuant to which the Company sold and issued $65.0 million in aggregate principal amount of its 4.25% Fixed to Floating Rate Subordinated Notes due 2030 (the “Notes due 2030”). The Notes due 2030 are unsecured and have a ten-year term, maturing October 1, 2030, and will bear interest at a fixed annual rate of 4.25%, payable semi-annually in arrears, for the first five years of the term. Thereafter, the interest rate will reset quarterly to an interest rate per annum equal to a benchmark rate (which is expected to be the Three-Month Term SOFR plus 412.6 basis points), payable quarterly in arrears. As provided in the Notes due 2030, under specified conditions the interest rate on the Notes due 2030 during the applicable floating rate period may be determined based on a rate other than Three-Month Term SOFR. The Company is entitled to redeem the Notes due 2030, in whole or in part, on any interest payment date on or after October 1, 2025, and to redeem the Notes due 2030 at any time in whole upon certain other specified events.

The Company had $123.4 million of subordinated debt, net of deferred issuance costs $1.6 million and unamortized fair value mark $2.1 million, at December 31, 2023, compared to $145.0 million, net of deferred issuance costs $1.9 million and unamortized fair value mark $593 thousand, at December 31, 2022. The decrease in subordinated debt was attributable to the Company’s redemption of $24.0 million of its Notes due 2028 and the Company’s repayment of $2.0 million of its Notes due 2030 in May of 2023, which resulted in the Company recording a $217 thousand gain on the repurchased debt. The decrease in subordinated debt was partially offset by the addition of $9.0 million, net purchase accounting adjustments, of subordinated debt that the Company acquired as part of the HSBI acquisition.

NOTE O - TREASURY STOCK

Shares held in treasury totaled 1,249,607 at December 31, 2023, 1,249,607 at December 31, 2022 and 649,607 at December 31, 2021.

On February 8, 2022, the Company announced the renewal of the 2021 Repurchase Program that previously expired on December 31, 2021. Under the renewed 2021 Repurchase Program, the Company could repurchase up to an aggregate of $30.0 million of the Company’s issued and outstanding common stock in any manner determined appropriate by the Company’s management, less the amount of prior purchases under the program during the 2021 calendar year. The renewed 2021 Repurchase Program was completed in February 2022 when the Company’s repurchases under the program approached the maximum authorized amount. The Company repurchased 600,000 shares under the 2021 Repurchase Program in the first quarter of 2022.

On March 9, 2022, the Company announced that its Board of Directors authorized a new share repurchase program (the “2022 Repurchase Program”), pursuant to which the Company could purchase up to an aggregate of $30.0 million in shares of the Company’s issued and outstanding common stock during the 2022 calendar year. Under the program, the Company could, but was not required to, from time to time repurchase up $30.0 million of shares of its own common stock in any manner determined appropriate by the Company’s management. The actual timing and method of any purchases, the target number of shares and the maximum price (or range of prices) under the program, was determined by management at is discretion and will depend on a number of factors, including the market price of the Company’s common stock, general market and economic conditions, and applicable legal and regulatory requirements. The 2022 Repurchase Program expired on December 31, 2022.

The Inflation Reduction Act of 2022 signed into law in August 2022 includes a provision for an excise tax equal to 1% of the fair market value of any stock repurchased by covered corporations during a taxable year, subject to certain limits and provisions. The excise tax is effective beginning in fiscal year 2023. While we may complete transactions subject to the new excise tax, we do not expect a material impact to our statement of condition or result of operations.

On February 28, 2023, the Company announced that its Board of Directors has authorized a new share repurchase program (the “2023 Repurchase Program”), pursuant to which the Company may purchase up to an aggregate of $50.0 million in shares of the Company’s issued and outstanding common stock during the 2023 calendar year. Under the program, the Company may, but is not required to, from time to time repurchase up $50.0 million of shares of its own common stock in any manner determined appropriate by the Company’s management. The actual timing and method of any purchases, the target number of shares and the maximum price (or range of prices) under the program, will be determined by management at is discretion and will depend on a number of factors, including the market price of the Company’s common stock, general market and economic conditions, and applicable legal and regulatory requirements. The 2023 Repurchase Program expired on December 31, 2023.

On February 28, 2024, the Company announced that its Board of Directors has authorized a new share repurchase program (the “2024 Repurchase Program”), pursuant to which the Company may purchase up to an aggregate of $50.0 million in shares of the Company’s issued and outstanding common stock during the 2024 calendar year. Under the program, the Company may, but is not required to, from time to time repurchase up $50.0 million of shares of its own common stock in any manner determined appropriate by the Company’s management. The actual timing and method of any purchases, the target number of shares and the maximum price (or range of prices) under the program, will be determined by management at is discretion and will depend on a number of factors, including the market price of the Company’s common stock, general market and economic conditions, and applicable legal and regulatory requirements. The 2024 Repurchase Program will expire on December 31, 2024.

NOTE P - RELATED PARTY TRANSACTIONS

In the normal course of business, the Bank makes loans to its directors and executive officers and to companies in which they have a significant ownership interest. Such loans amounted to approximately $23.7 million and $28.3 million at December 31, 2023 and 2022, respectively. The activity in loans to current directors, executive officers, and their affiliates during the year ended December 31, 2023, is summarized as follows:

($ in thousands)

Loans outstanding at beginning of year	$28,338

Advances/new loans	725

Removed/payments	(5,383)

Loans outstanding at end of year	$23,680

Deposits from principal officers, directors, and their affiliates at year-end 2023 and 2022 were $15.6 million and $16.8 million.

NOTE Q - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties, commitments to extend credit, overdraft protection, etc., which are not reflected in the accompanying financial statements. Commitments to extend credit and letters of credit include some exposure to credit loss in the event of nonperformance of the customer. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit policies and procedures for such commitments are the same as those used for lending activities. Because these instruments have fixed maturity dates and because a number expire without being drawn upon, they generally do not present any significant liquidity risk. No significant losses on commitments were incurred during the years ended December 31, 2023 and 2022, nor are any significant losses as a result of these transactions anticipated.

The contractual amounts of financial instruments with off-balance-sheet risk at year-end were as follows:

	2023		2022

($ in thousands)	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate

Commitments to make loans	$34,380	$50,226	$43,227	$15,758

Unused lines of credit	231,335	605,646	243,043	404,025

Standby letters of credit	15,573	13,114	4,260	9,909

Commitments to make loans are generally made for periods of 90 days or less. The fixed rate loan commitments have interest rates ranging from 1.0% to 18.0% and maturities ranging from 1 year to 30 years.

ALLOWANCE FOR CREDIT LOSSES (“ACL”) ON OFF BALANCE SHEET CREDIT (“OBSC”) Exposures

The Company adopted ASC 326, effective January 1, 2021, which requires the Company to estimate expected credit losses for OBSC exposures which are not unconditionally cancellable. The Company maintains a separate ACL on OBSC exposures, including unfunded commitments and letters of credit, which is included on the accompanying consolidated balance sheet for the years ended December 31, 2023 and 2022. The ACL on OBSC exposures is adjusted as a provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life.

Changes in the ACL on OBSC exposures were as follows for the presented periods:

($ in thousands)	2023	2022	2021

Balance at beginning of period	$1,325	$1,070	$—

Adoption of ASU 326	—	—	718

Credit loss expense related to OBSC exposures	750	255	352

Balance at end of period	$2,075	$1,325	$1,070

Adjustments to the ACL on OBSC exposures are recorded to provision for credit losses OBSC exposures. The Company recorded $750 thousand, $255 thousand, and $352 thousand to the provision for credit losses OBSC exposures for the years ended December 31, 2023, 2022, and 2021 respectively. The increase in the ACL on OBSC exposures for the year ended December 31, 2023 compared to the same period in 2022 was due to the day one provision for unfunded commitments related to the HSBI acquisition and an increase in unfunded commitments.

No credit loss estimate is reported for OBSC exposures that are unconditionally cancellable by the Company or for undrawn amounts under such arrangements that may be drawn prior to the cancellation on the arrangement.

The Company currently has 110 full-service banking and financial service offices, one motor bank facility and five loan production offices across Mississippi, Alabama, Florida, Georgia, and Louisiana. Management closely monitors its credit concentrations and attempts to diversify the portfolio within its primary market area. As of December 31, 2023, management does not consider there to be any significant credit concentrations within the loan portfolio. Although the Bank’s loan portfolio, as well as existing commitments, reflects the diversity of its primary market area, a substantial portion of a borrower’s ability to repay a loan is dependent upon the economic stability of the area.

In the normal course of business, the Company and its subsidiary are subject to pending and threatened legal actions. Although the Company is not able to predict the outcome of such actions, after reviewing pending and threatened actions with counsel, management believes that based on the information currently available the outcome of such actions, individually or in the aggregate, will not have a material adverse effect on the Company’s consolidated financial statements.

NOTE R - FAIR VALUES OF ASSETS AND LIABILITIES

The Company follows the guidance of ASC Topic 820, Fair Value Measurements and Disclosures, which establishes a framework for measuring fair value and expands disclosures about fair value measurements.

The guidance defines the fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

In accordance with the guidance, the Company groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded, and the reliability of the assumptions used to determine fair value. These levels are:

Level 1:

Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2:

Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

Level 3:	Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

Cash and Cash Equivalents – For such short-term instruments, the carrying amount is a reasonable estimate of fair value.

Debt Securities - The fair value of available-for-sale securities is determined by various valuation methodologies. Where quoted market prices are available in an active market, securities are classified within Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models or quoted prices of securities with similar characteristics. Level 2 securities include obligations of U.S. government corporations and agencies, obligations of states and political subdivisions, mortgage-backed securities, and collateralized mortgage obligations. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using the discounted cash flow or other market indicators (Level 3).

Loans – The fair value of loans was estimated by discounting the expected future cash flows using the current interest rates at which similar loans would be made for the same remaining maturities, in accordance with the exit price notion as defined by FASB ASC 820, Fair Value Measurement (“ASC 820”). Expected future cash flows were projected based on contractual cash flows, adjusted for estimated prepayments and as a result of the adoption of ASU 2016-01, which also included credit risk and other market factors to calculate the exit price fair value in accordance with ASC 820.

Loans Held for Sale - Loans held for sale are carried at fair value in the aggregate as determined by the outstanding commitments from investors. As, such we classify those loans subjected to nonrecurring fair value adjustments as Level 2 of the fair value hierarchy.

Interest Rate Swaps - The Company offers interest rate swaps to certain commercial loan customers to allow them to hedge the risk of rising interest rates on their variable rate loans. The Company originates a variable rate loan and enters into a variable to fixed interest rate swap with the customer. The Company also enters into an offsetting swap with a correspondent bank. These back-to-back agreements are intended to offset each other and allow the Company to originate a variable rate loan, while providing the contract or fixed interest payments for the customer. In addition, the Company will enter into risk participation agreements (“RPA”). Under an RPA-in agreement, a derivative liability, the Company assumes, or participates in, a portion of the credit risk associated with the interest rate swap position with the commercial borrower, for a fee received from the other bank. Under an RPA-out agreement, a derivative asset, the Company participates out a portion of the credit risk associated with the interest rate swap position executed with the commercial borrower, for a fee paid to the participating bank. RPAs are derivative financial instruments recorded at fair value. Although we have determined that a majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit assumptions associated with our risk participation agreements utilize Level 3 inputs.

Accrued Interest Receivable – The carrying amount of accrued interest receivable approximates fair value and is classified as level 2 for accrued interest receivable related to investments securities and Level 3 for accrued interest receivable related to loans.

Deposits – The fair values of demand deposits are, as required by ASC Topic 825, equal to the carrying value of such deposits. Demand deposits include non-interest-bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts. The fair value of variable rate term deposits, those repricing within six months or less, approximates the carrying value of these deposits. Discounted cash flows have been used to value fixed rate term deposits and variable rate term deposits repricing after six months. The discount rate used is based on interest rates currently being offered on comparable deposits as to amount and term.

Short-Term Borrowings – The carrying value of any federal funds purchased and other short-term borrowings approximates their fair values.

FHLB and Other Borrowings – The fair value of the fixed rate borrowings is estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of any variable rate borrowing approximates its fair value.

Subordinated Debentures – Fair values are determined based on the current market value of like instruments of a similar maturity and structure.

Accrued Interest Payable – The carrying amount of accrued interest payable approximates fair value resulting in a Level 2 classification.

Off-Balance Sheet Instruments – Fair values of off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit do not represent a significant value until such commitments are funded or closed. Management has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

The following table presents the Company’s securities that are measured at fair value on a recurring basis and the level within the hierarchy in which the fair value measurements fell as of December 31, 2023 and 2022:

December 31, 2023	Fair Value Measurements

($ in thousands)	Fair Value	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets:

Available-for-sale

U.S. Treasury	$16,675	$16,675	$—	$—

Obligations of U.S. government agencies and sponsored entities	104,923	—	104,923	—

Municipal securities	438,466	—	420,283	18,183

Mortgage-backed Securities	441,661	—	441,661	—

Corporate obligations	37,597	—	37,567	30

Other	3,043	—	3,043	—

Total investment securities available-for-sale	$1,042,365	$16,675	$1,007,477	$18,213

Loans held for sale	2,914	—	2,914	—

Interest rate swaps	$12,170	$—	$12,129	$41

Liabilities:

Interest rate swaps	$12,175	$—	$12,129	$46

December 31, 2022	Fair Value Measurements

($ in thousands)	Fair Value	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets:

Available-for-sale

U.S. Treasury	$123,854	$123,854	$—	$—

Obligations of U.S. government agencies and sponsored entities	144,369	—	144,369	—

Municipal securities	457,857	—	442,740	15,117

Mortgage-backed securities	490,139	—	490,139	—

Corporate obligations	40,882	—	40,851	31

Total investment securities available-for-sale	$1,257,101	$123,854	$1,118,099	$15,148

Loans held for sale	$4,443	$—	$4,443	$—

Interest rate swaps	$12,825	$—	$12,825	$—

Liabilities:

Interest rate swaps	$12,825	$—	$12,825	$—

The following is a reconciliation of activity for assets measured at fair value based on significant unobservable (Level 3) information:

	Bank-Issued Trust Preferred Securities

($ in thousands)	2023	2022

Balance, January 1	$31	$43

Paydowns	(1)	(12)

Balance, December 31	$30	$31

	Municipal Securities

($ in thousands)	2023	2022

Balance, January 1	$15,117	$20,123

Maturities, calls and paydowns	(2,639)	(2,328)

Transfer from level 2 to level 3	6,085	—

Unrealized (loss) gain included in comprehensive income	(380)	(2,678)

Balance, December 31	$18,183	$15,117

Interest Rate Swaps - Risk Participations

($ in thousands)	2023

Balance, January 1	$—

RPA-in	(46)

RPA-out	41

Balance at December 31	$(5)

The following methods and assumptions were used to estimate the fair values of the Company’s assets measured at fair value on a recurring basis at December 31, 2023 and 2022. The following tables present quantitative information about recurring Level 3 fair value measurements:

($ in thousands)

Bank-Issued Trust Preferred Securities	Fair Value	Valuation Technique	Significant Unobservable Inputs	Range of Inputs

December 31, 2023	$30	Discounted cash flow	Discount rate	7.81% - 7.89%

December 31, 2022	$31	Discounted cash flow	Discount rate	6.98% - 7.19%

Municipal Securities	Fair Value	Valuation Technique	Significant Unobservable Inputs	Range of Inputs

December 31, 2023	$18,183	Discounted cash flow	Discount rate	2.34% - 5.50%

December 31, 2022	$15,117	Discounted cash flow	Discount rate	3.00% - 4.00%

Interest Rate Swaps - Risk Participations	Fair Value	Valuation Technique	Significant Unobservable Inputs	Range of Inputs

December 31, 2023	$(5)	Credit Value Adjustment	Credit Spread	225 bps - 300 bps

			Recovery Rate	70%

Following is a description of the valuation methodologies used for assets and liabilities measured at fair value on a non-recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Collateral Dependent Loans

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment. If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal of the collateral. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income date available for similar loans and collateral underlying such loans. Such adjustments, if any, result in a Level 3 classification of the inputs for determining fair value. The Company adjusts the appraisal for cost associated with litigation and collections. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment.

Other Real Estate Owned

Other real estate owned consists of properties obtained through foreclosure. The adjustment at the time of foreclosure is recorded through the allowance for credit losses. Fair value of other real estate owned is based on current independent appraisals of the collateral less costs to sell when acquired, establishing a new costs basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals, which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach with data from comparable properties. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments, if any, result in a Level 3 classification of the inputs for determining fair value. In the determination of fair value subsequent to foreclosure, management also considers other factors or recent developments, such as changes in market conditions from the time of valuation and anticipated sales values considering plans for disposition, which could result in an adjustment to lower the collateral value estimates indicated in the appraisals. The Company adjust the appraisal 10 percent for carrying costs. Periodic revaluations are classified as Level 3 in the fair value hierarchy since assumptions are used that may not be observable in the market. Due to the subjective nature of establishing the fair value when the asset is acquired, the actual fair value of the other real estate owned or foreclosed asset could differ from the original estimate. If it is determined the fair value declines subsequent to foreclosure, a valuation allowance is recorded through other income. Operating costs associated with the assets after acquisition are also recorded as non-interest expense. Gains and losses on the disposition of other real estate owned and foreclosed assets are netted and recorded in other income. Other real estate measured at fair value on a non-recurring basis at December 31, 2023, amounted to $8.3 million. Other real estate owned is classified within Level 3 of the fair value hierarchy.

The following table presents the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements were reported at December 31, 2023 and 2022:

	Fair Value Measurements Using

($ in thousands)	Fair Value	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

December 31, 2023

Collateral dependent loans	$2,494	$—	$—	$2,494

Other real estate owned	8,320	—	—	8,320

December 31, 2022

Collateral dependent loans	$5,552	$—	$—	$5,552

Other real estate owned	4,832	—	—	4,832

Estimated fair values for the Company’s financial instruments are as follows, as of the dated noted:

	Fair Value Measurements

December 31, 2023				Significant
($ in thousands)	Carrying Amount	Estimated Fair Value	Quoted Prices (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Instruments:

Assets:

Cash and cash equivalents	$355,147	$355,147	$355,147	$—	$—

Securities available-for-sale	1,042,365	1,042,365	16,675	1,007,477	18,213

Securities held-to-maturity	654,539	615,944	—	615,944	—

Loans held for sale	2,914	2,914	—	2,914	—

Loans, net	5,116,010	4,877,935	—	—	4,877,935

Accrued interest receivable	33,300	33,300	—	8,632	24,668

Interest rate swaps	12,170	12,170	—	12,129	41

Liabilities:

Non-interest-bearing deposits	$1,849,013	$1,849,013	$—	$1,849,013	$—

Interest-bearing deposits	4,613,859	4,430,227	—	4,430,227	—

Subordinated debentures	123,386	109,426	—	—	109,426

FHLB and other borrowings	390,000	390,000	—	390,000	—

Accrued interest payable	22,702	22,702	—	22,702	—

Interest rate swaps	12,175	12,175	—	12,129	46

	Fair Value Measurements

December 31, 2022				Significant
	Carrying Amount	Estimated Fair Value	Quoted Prices (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
($ in thousands)

Financial Instruments:

Assets:

Cash and cash equivalents	$145,315	$145,315	$145,315	$—	$—

Securities available-for-sale	1,257,101	1,257,101	123,854	1,118,099	15,148

Securities held-to-maturity	691,484	642,097	—	642,097	—

Loans held for sale	4,443	4,443	—	4,443	—

Loans, net	3,735,240	3,681,313	—	—	3,681,313

Accrued interest receivable	27,723	27,723	—	9,757	17,966

Interest rate swaps	12,825	12,825	—	12,825	—

Liabilities:

Non-interest-bearing deposits	$1,630,203	$1,630,203	$—	$1,630,203	$—

Interest-bearing deposits	3,864,201	3,505,990	—	3,505,990	—

Subordinated debentures	145,027	133,816	—	—	133,816

FHLB and other borrowings	130,100	130,100	—	130,100	—

Accrued interest payable	3,324	3,324	—	3,324	—

Interest rate swaps	12,825	12,825	—	12,825	—

NOTE S - REVENUE FROM CONTRACTS WITH CUSTOMERS

All of the Company’s revenue from contracts with customers within the scope of ASC 606 is recognized within non-interest income. The guidance does not apply to revenue associated with financial instruments, including loans and investment securities that are accounted for under other GAAP, which comprise a significant portion of our revenue stream. A description of the Company’s revenue streams accounted for under ASC 606 is as follows:

Service Charges on Deposit Accounts: The Company earns fees from deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, which include services such as ATM use fees, stop payment charges, statement rendering, and ACH fees, are recognized at the time the transaction is executed at the point in the time the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance.

Interchange Income: The Company earns interchange fees from debit and credit card holder transaction conducted through various payment networks. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided by the cardholder.

Gains/Losses on Sales of OREO: The Company records a gain or loss from the sale of OREO when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. When the Company finances the sale of OREO to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether the collectability of the transaction prices is probable. Once these criteria are met, the OREO asset is derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer. In determining the gain or loss on the sale, the Company adjusts the transaction price and related gain (loss) on sale if a significant financing component is present.

All of the Company’s revenue from contracts with customers in the scope of ASC 606 is recognized within non-interest income. The following table presents the Company’s sources of non-interest income for December 31, 2023, 2022, and 2021. Items outside the scope of ASC 606 are noted as such.

($ in thousands)	Year Ended December 31, 2023

	Commercial/ Retail Bank	Mortgage Banking Division	Holding Company	Total
Revenue by Operating Segments

Non-interest income

Service charges on deposits

Overdraft fees	$8,154	$—	$—	$8,154

Other	6,021	—	—	6,021

Interchange income	18,914	—	—	18,914

Investment brokerage fees	1,623	—	—	1,623

Net gains on OREO	6	—	—	6

Net losses on sales of securities (1)	(9,716)	—	—	(9,716)

Gain on premises and equipment	35	—	—	35

Gain on sale of loans	1,512	—	—	1,512

Other	10,307	2,866	6,983	20,156

Total non-interest income	$36,856	$2,866	$6,983	$46,705

($ in thousands)	Year Ended December 31, 2022

	Commercial/ Retail Bank	Mortgage Banking Division	Holding Company	Total
Revenue by Operating Segments

Non-interest income

Service charges on deposits

Overdraft fees	$4,023	$93	$—	$4,116

Other	8,679	—	—	8,679

Interchange income	12,702	—	—	12,702

Investment brokerage fees	1,566	—	—	1,566

Net gains on OREO	214	—	—	214

Net losses on sales of securities (1)	(82)	—	—	(82)

Gain on acquisition (1)	281	—	—	281

Loss on premises and equipment	(116)	—	—	(116)

Other	2,724	4,210	2,667	9,601

Total non-interest income	$29,991	$4,303	$2,667	$36,961

($ in thousands)	Year Ended December 31, 2021

	Commercial/ Retail Bank	Mortgage Banking Division	Holding Company	Total
Revenue by Operating Segments

Non-interest income

Service charges on deposits

Overdraft fees	$3,122	$—	$—	$3,122

Other	4,140	2	—	4,142

Interchange income	11,562	—	—	11,562

Investment brokerage fees	1,349	—	—	1,349

Net (losses) on OREO	(300)	—	—	(300)

Net gains on sales of securities (1)	143	—	—	143

Gain on acquisition (1)	1,300	—	—	1,300

Loss on premises and equipment	(264)	—	—	(264)

Other	7,487	8,821	111	16,419

Total non-interest income	$28,539	$8,823	$111	$37,473

(1)	Not within scope of ASC 606.

NOTE T - PARENT COMPANY FINANCIAL INFORMATION

The balance sheets, statements of income and cash flows for The First Bancshares, Inc. (parent company only) follows:

Condensed Balance Sheets

	December 31,

($ in thousands)	2023	2022

Assets:

Cash and cash equivalents	$13,485	$9,843

Investment in subsidiary bank	1,056,369	778,885

Investments in statutory trusts	806	496

Bank owned life insurance	348	333

Other	3,275	3,962

	$1,074,283	$793,519

Liabilities and Stockholders’ Equity:

Subordinated debentures	$123,386	$145,027

Other	1,863	1,830

Stockholders’ equity	949,034	646,663

	$1,074,283	$793,519

Condensed Statements of Income

	Years Ended December 31,

($ in thousands)	2023	2022	2021

Income:

Interest and dividends	$36	$17	$10

Dividend income	65,000	16,000	—

Other	6,983	2,667	111

	72,019	18,684	121

Expenses:

Interest on borrowed funds	7,970	7,492	7,375

Legal and professional	1,136	593	941

Other	6,266	7,498	4,828

	15,372	15,583	13,144

Income (loss) before income taxes and equity in undistributed income of subsidiary	56,647	3,101	(13,023)

Income tax benefit	2,005	3,263	3,295

Income (loss) before equity in undistributed income of subsidiary	58,652	6,364	(9,728)

Equity in undistributed income of subsidiary	16,805	56,555	73,895

Net income	$75,457	$62,919	$64,167

Condensed Statements of Cash Flows

	Years Ended December 31,

($ in thousands)	2023	2022	2021

Cash flows from operating activities:

Net income	$75,457	$62,919	$64,167

Adjustments to reconcile net income to net cash used in operating activities:

Equity in undistributed income of Subsidiary	(16,805)	(56,555)	(73,895)

Restricted stock expense	2,302	2,425	3,100

Other, net	9,263	6,255	(3,343)

Net cash provided by (used in) operating activities	70,217	15,044	(9,970)

Cash flows from investing activities:

Investment in bank	—	(1,300)	—

Other, net	—	290	—

Net cash (used in) investing activities	—	(1,010)	—

Cash flows from financing activities:

Dividends paid on common stock	(27,550)	(16,275)	(11,991)

Repurchase of restricted stock for payment of taxes	(361)	(683)	(721)

Common stock repurchased	—	(22,180)	(5,171)

Repayment of borrowed funds	—	—	(4,647)

Called/repayment of subordinated debt	(31,000)	—	—

Other, net	(7,664)	216	—

Net cash (used in) financing activities	(66,575)	(38,922)	(22,530)

Net increase (decrease) in cash and cash equivalents	3,642	(24,888)	(32,500)

Cash and cash equivalents at beginning of year	9,843	34,731	67,231

Cash and cash equivalents at end of year	$13,485	$9,843	$34,731

NOTE U - OPERATING SEGMENTS

The Company is considered to have three principal business segments in 2023, 2022, and 2021, the Commercial/Retail Bank, the Mortgage Banking Division, and the Holding Company.

($ in thousands)	Year Ended December 31, 2023

	Commercial/ Retail Bank	Mortgage Banking Division	Holding Company	Total

Interest income	$340,566	$331	$36	$340,933

Interest expense	83,497	141	7,970	91,608

Net interest income (loss)	257,069	190	(7,934)	249,325

Provision (credit) for credit losses	14,500	—	—	14,500

Net interest income (loss) after provision for loan losses	242,569	190	(7,934)	234,825

Non-interest income	36,856	2,866	6,983	46,705

Non-interest expense	172,133	5,191	7,402	184,726

Income (loss) before income taxes	107,292	(2,135)	(8,353)	96,804

Income tax (benefit) expense	23,892	(540)	(2,005)	21,347

Net income (loss)	$83,400	$(1,595)	$(6,348)	$75,457

Total Assets	$7,971,373	$10,058	$17,914	$7,999,345

Net Loans	5,114,434	4,490	—	5,118,924

($ in thousands)	Year Ended December 31, 2022

	Commercial/ Retail Bank	Mortgage Banking Division	Holding Company	Total

Interest income	$199,937	$439	$17	$200,393

Interest expense	14,979	106	7,492	22,577

Net interest income (loss)	184,958	333	(7,475)	177,816

Provision (credit) for loan losses	5,605	—	—	5,605

Net interest income (loss) after provision for loan losses	179,353	333	(7,475)	172,211

Non-interest income	29,991	4,303	2,667	36,961

Non-interest expense	116,899	5,493	8,091	130,483

Income (loss) before income taxes	92,445	(857)	(12,899)	78,689

Income tax (benefit) expense	19,250	(217)	(3,263)	15,770

Net income (loss)	$73,195	$(640)	$(9,636)	$62,919

Total Assets	$6,428,889	$18,194	$14,634	$6,461,717

Net Loans	3,734,659	5,024	—	3,739,683

($ in thousands)	Year Ended December 31, 2021

	Commercial/ Retail Bank	Mortgage Banking Division	Holding Company	Total

Interest income	$176,153	$582	$10	$176,745

Interest expense	12,166	140	7,375	19,681

Net interest income (loss)	163,987	442	(7,365)	157,064

Provision (credit) for loan losses	(1,104)	—	—	(1,104)

Net interest income (loss) after provision for loan losses	165,091	442	(7,365)	158,168

Non-interest income	28,539	8,823	111	37,473

Non-interest expense	103,430	5,361	5,768	114,559

Income (loss) before income taxes	90,200	3,904	(13,022)	81,082

Income tax (benefit) expense	19,222	988	(3,295)	16,915

Net income (loss)	$70,978	$2,916	$(9,727)	$64,167

Total Assets	$6,015,664	$16,519	$45,231	$6,077,414

Net Loans	2,929,995	6,494	—	2,936,489

NOTE V - SUMMARY OF QUARTERLY RESULTS OF OPERATIONS AND PER SHARE AMOUNTS (UNAUDITED)

($ in thousands, except per share amounts)	March 31	June 30	Sept. 30	Dec. 31

2023

Total interest income	$80,338	$86,194	$85,681	$88,720

Total interest expense	15,412	20,164	24,977	31,055

Net interest income	$64,926	$66,030	$60,704	$57,665

Provision for credit losses	11,000	1,250	1,000	1,250

Net interest income after provision for credit losses	53,926	64,780	59,704	56,415

Total non-interest income	12,612	12,423	19,324	2,346

Total non-interest expense	45,670	46,899	47,724	44,433

Income tax expense	4,597	6,525	6,944	3,281

Net income available to common stockholders	$16,271	$23,779	$24,360	$11,047

Per common share:

Net income, basic	$0.52	$0.76	$0.78	$0.35

Net income, diluted	0.52	0.75	0.77	0.35

Cash dividends declared	0.21	0.22	0.23	0.24

2022

Total interest income	$42,741	$45,847	$53,874	$57,931

Total interest expense	4,102	3,746	4,726	10,003

Net interest income	$38,639	$42,101	$49,148	$47,928

Provision for credit losses	—	600	4,300	705

Net interest income after provision for credit losses	38,639	41,501	44,848	47,223

Total non-interest income	11,157	8,664	9,022	8,118

Total non-interest expense	28,590	30,955	35,903	35,035

Income tax expense	4,377	3,457	3,924	4,012

Net income available to common stockholders	$16,829	$15,753	$14,043	$16,294

Per common share:

Net income, basic	$0.81	$0.77	$0.61	$0.68

Net income, diluted	0.81	0.76	0.61	0.67

Cash dividends declared	0.17	0.18	0.19	0.20

2021

Total interest income	$45,187	$43,238	$44,435	$43,885

Total interest expense	5,958	5,188	4,407	4,128

Net interest income	$39,229	$38,050	$40,028	$39,757

Provision for loan losses	—	—	—	(1,104)

Net interest income after provision for loan losses	39,229	38,050	40,028	40,861

Total non-interest income	9,472	8,822	9,586	9,593

Total non-interest expense	27,264	27,452	29,053	30,790

Income tax expense	4,793	3,820	4,429	3,873

Net income available to common stockholders	$16,644	$15,600	$16,132	$15,791

Per common share:

Net income, basic	$0.79	$0.74	$0.77	$0.75

Net income, diluted	0.79	0.74	0.76	0.75

Cash dividends declared	0.13	0.14	0.15	0.16

NOTE W - DERIVATIVE FINANCIAL INSTRUMENTS

The Company enters into interest rate swap agreements primarily to facilitate the risk management strategies of certain commercial customers. The interest rate swap agreements entered into by the Company are all entered into under what is referred to as a back-to-back interest rate swap, as such, the net positions are offsetting assets and liabilities, as well as income and expenses and risk participation. All derivative instruments are recorded in the consolidated statement of financial condition at their respective fair values, as components of other assets and other liabilities.

Under a back-to-back interest rate swap program, the Company enters into an interest rate swap with the customer and another offsetting swap with a counterparty. The result is two mirrored interest rate swaps, absent a credit event, which will offset in the financial statements. These swaps are not designated as hedging instruments and are recorded at fair value in other assets and other liabilities. The change in fair value is recognized in the income statement as other income and fees.

Risk participation agreements are derivative financial instruments and are recorded at fair value. These derivatives are not designated as hedges and therefore, changes in fair value are recorded directly through earnings at each reporting period. Under a risk participation-out agreement, a derivative asset, the Company participates out a portion of the credit risk associated with the interest rate swap position executed with the commercial borrower, for a fee paid to the participating bank. Under a risk participation-in agreement, a derivative liability, the Company assumes, or participates in, a portion of the credit risk associated with the interest rate swap position with the commercial borrower, for a fee received from the other bank. The Company has two risk participation-in swaps and one risk participation-out swap at December 31, 2023.

The following table provides outstanding interest rate swaps at December 31, 2023 and December 31, 2022.

($ in thousands)	December 31, 2023	December 31, 2022

Notional amount	$493,290	$328,756

Weighted average pay rate	5.2%	4.6%

Weighted average receive rate	5.2%	4.3%

Weighted average maturity in years	5.39	6.11

The following table provides the fair value of interest rate swap contracts at December 31, 2023 and December 31, 2022 included in other assets and other liabilities.

($ in thousands)	December 31, 2023		December 31, 2022

	Derivative Assets	Derivative Liabilities	Derivative Assets	Derivative Liabilities

Interest rate swap contracts	$12,170	12,175	12,825	12,825

The Company also enters into a collateral agreement with the counterparty requiring the Company to post cash or cash equivalent collateral to mitigate the credit risk in the transaction. At December 31, 2023 and December 31, 2022, the Company had $500 thousand of collateral posted with its counterparties, which is included in the consolidated statement of financial condition as cash and cash equivalents as “restricted cash”. The Company also receives a swap spread to compensate it for the credit exposure it takes on the customer-facing portion of the transaction and this upfront cash payment from the counterparty is recorded in other income, net of any transaction execution expenses, in the consolidated statement of operations. For the year ended December 31, 2023 and December 31, 2022, net swap spread income included in other income was $1.3 million and $193 thousand, respectively.

Entering into derivative contracts potentially exposes the Company to the risk of counterparties’ failure to fulfill their legal obligations, including, but not limited to, potential amounts due or payable under each derivative contract. Notional principal amounts are often used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. The Company assesses the credit risk of its dealer counterparties by regularly monitoring publicly available credit rating information, evaluating other market indicators, and periodically reviewing detailed financials.

The Company records the fair value of its interest rate swap contracts separately within other assets and other liabilities as current accounting rules do not permit the netting of customer and counterparty fair value amounts in the consolidated statement of financial condition.